      As filed with the Securities and Exchange Commission on May 10, 2002
                                                      Registration No. 333-56941
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                        POST-EFFECTIVE AMENDMENT NO. 6 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                   ----------

                         AMERICAN DENTAL PARTNERS, INC.
             (Exact name of Registrant as specified in its charter)

                                   ----------

            Delaware                         8099                    04-3297858
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification No.)

                         201 Edgewater Drive, Suite 285
                         Wakefield, Massachusetts 01880
                                 (781) 224-0880
                              (781) 224-4216 (fax)
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                Gregory A. Serrao
                 Chairman, President and Chief Executive Officer
                         201 Edgewater Drive, Suite 285
                         Wakefield, Massachusetts 01880
                      (781) 224-0880; (781) 224-4216 (fax)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Gary A. Wadman, Esq.
                              Baker & Hostetler LLP
                              65 East State Street
                              Columbus, Ohio 43215
                      (614) 228-1541; (614) 462-2616 (fax)

                                   ----------

     Approximate date of commencement of proposed sale to public: From time to time after this Post-Effective Amendment No. 6 to the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                         AMERICAN DENTAL PARTNERS, INC.
                         750,000 Shares of Common Stock

                                       and

                    $25,000,000 Aggregate Principal Amount of
                          Subordinated Promissory Notes

     We may use this prospectus to offer and sell up to 750,000 shares of our Common Stock and up to $25,000,000 of Subordinated Promissory Notes at various times in connection with future business combinations and affiliation transactions involving our company or its subsidiaries. The Common Stock and the Subordinated Promissory Notes covered by this prospectus may be issued in connection with:

     . mergers, consolidations, recapitalizations or similar plans of acquisitions;

     .    purchases of some or all of the assets of businesses;

     . exchanges for the outstanding securities, obligations or other interests of businesses; or

     .    affiliation transactions.

     We expect that the specific terms of each business combination or affiliation transaction in which Common Stock or Subordinated Promissory Notes will be issued will be negotiated with the owners or other controlling persons of the businesses involved. Generally, the securities covered by this prospectus that are issued in a business combination or affiliation transaction will be valued:

     . at a price based on their market value at the time the business combination or affiliation transaction is agreed upon or at the time they are delivered;

     . at a price based on average market prices for periods ending at or near these times; or

     .    on such other basis as the parties may agree.

     We do not expect that underwriting discounts or commissions will be paid in connection with the issuances of securities under this prospectus. However, brokers' commissions or finders' fees may be paid at various times in connection with specific business combinations or affiliation transactions. Any person receiving these fees may be deemed an underwriter within the meaning of the Securities Act of 1933, and any profit on the resale of Common Stock or Subordinated Promissory Notes purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Our Common Stock trades on the Nasdaq National Market under the symbol "ADPI." On May 7, 2002, the last reported sale price of our Common Stock was $8.700 per share.

Investing in the Common Stock and the Subordinated Promissory Notes issued under this prospectus involves risk. Before making any investment in our company, you should consider carefully the risk factors beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of the securities offered by this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is May 10, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C., (450 Fifth Street, N.W. 20549). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov. We also maintain a web site at http://www.amdpi.com.

     This prospectus is part of a registration statement (on Form S-4) that we have filed with the SEC relating to the Common Stock and the Subordinated Promissory Notes offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement and its accompanying exhibits and schedules which we have also filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common Stock and our Subordinated Promissory Notes. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the Internet.

     Our Common Stock is traded on the Nasdaq National Market. Periodic reports, proxy materials and other information concerning us, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

          American Dental Partners, Inc.
          201 Edgewater Drive, Suite 285
          Wakefield, Massachusetts 01880
          (781) 224-0880
          Attention: Investor Relations

     To ensure timely delivery of these materials, you should make any request no later than five business days prior to the date on which you must make your investment decision.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project," and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others, the Company's risks associated with overall or regional economic conditions, its affiliated dental groups' contracts with third party payors and the impact of any terminations or potential terminations of such contracts, the cost of and access to capital, fluctuations in labor markets, the Company's acquisition and affiliation strategy, management of rapid growth, dependence upon service agreements and government regulation of the dental industry. Additional risks, uncertainties and other factors are set forth in the "Risk Factors" section of this prospectus.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. The terms "we," "us" and "our" as used in this prospectus refer to "American Dental Partners, Inc.", its management service organization ("MSO") subsidiaries and its other wholly owned subsidiaries, as a consolidated entity, except where it is made clear that such term means only the parent company. The term "PC" means the dental professional corporation or other professional entity formed by the dentists of the affiliating dental group. We do not own or control the PCs and, accordingly, do not consolidate the financial statements of the PCs with ours.

Our Company

     American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We seek to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance.

Our Address

     Our principal executive offices are located at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880. Our telephone number is (781) 224-0880.

Our Industry

     The market for dental care is large, growing and highly fragmented. Based on United States Health Care Financing Administration statistics, estimated expenditures for dental care were approximately $65.4 billion in 2001 and will reach approximately $109 billion by 2010, representing a compound annual growth rate of approximately 6%. We believe that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to:

     (i) increased prevalence of dental benefits offered by employers, including indemnity insurance plans, preferred provider organization ("PPO") plans and, to a lesser extent, capitated managed care plans;
     (ii) increased demand for dental care as a result of the aging population and a greater percentage of the population retaining its dentition; and
     (iii)increased demand for cosmetic dental procedures as a result of an increasing awareness of personal appearance.

     We believe that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of these factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in our business.

     Unlike many other sectors of the health care services industry, the dental care profession remains highly fragmented. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1999, 15% of the approximately 152,000 dentists in the United States were practicing in groups of three or more, up from 4% in 1991. We believe this trend towards the delivery of dental care in a group practice setting will continue.

     Most dental care performed in the United States is categorized as general dentistry. According to the ADA, in 1999, general dentistry was estimated to represent approximately 81% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 19% of dental care services.

     Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. We categorize indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the dental benefit provider. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

     The National Association of Dental Plans ("NADP") estimated that 153 million people, or 56% of the population of the United States, were covered by some form of dental care plan in 1999. This compares with 124 million people, or 47% of the population of the United States, in 1995 and 96 million people, or 41% of the population of the United States, in 1990. Of the 153 million people with coverage, 43% were covered by indemnity insurance, 18% were covered by capitated managed care plans and 39% were covered by PPO plans. The remaining 120 million people, or 44% of the population of the United States in 1999, did not have dental benefit coverage. We believe that the number of people with dental benefits will continue to increase and that the majority of this growth will be in PPO plans. For instance, according to the NADP, the number of people covered by PPO plans increased from 16 million in 1995 to 48 million in 1999, representing a 32% compound annual growth rate.

     We believe that the increased complexity of managing and operating dental practices, as a result of the growth of both the group practice delivery model and the prevalence of dental insurance plans, has led dental groups to begin to affiliate with entities such as us that:

     (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry;
     (ii) provide information and operating systems that are required to manage effectively in an increasingly complex reimbursement environment;
     (iii)assist with dental benefit provider contracting, realize economies of scale in purchasing and provide access to capital;
     (iv) assist with the development of organizational and ownership structures that will allow dental groups to endure beyond their existing dentist leadership; and
     (v) provide dentists the opportunity to monetize part of the value of their practices.

Our Affiliation Philosophy

     We believe that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

     We believe that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, we operate our business in a decentralized manner, and each affiliated dental group maintains its local identity and operating philosophy. In each affiliation, we strive to maintain the local culture of the affiliated group, and we encourage it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local dental benefit providers and, to the extent possible, maintain the existing management organization.

     Our affiliation model is designed to create a partnership in management between the affiliated dental group and us that allows each party to maximize its strengths and retain its autonomy. Under our affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while we manage the business aspects of the practice. This affiliation model is consistent across groups and, even where permitted by law, we do not employ practicing dentists.

     We believe the core values of a business partnership are shared governance and shared financial objectives and have structured our affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group which is comprised of an equal number of representatives from the affiliated dental group and us. Together, members of the joint policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

Our Strategy

     Our objective is to be the leading business partner to dental groups in the United States. In order to achieve this objective, our business strategy is to:

          Expand into carefully selected markets. We focus on markets that:

          (i)  offer the opportunity to gain market share leadership;
          (ii) have a prevalence of dental group practices;
          (iii)have favorable demographics and projected economic growth; and
          (iv) have access to dental schools.

          To date, we have identified approximately 125 markets that currently meet our market selection criteria.

          Affiliate with leading dental groups. In entering a new market, we seek to affiliate with a leading dental group in that market as a platform for expansion. A "platform" dental group is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance.

          Increase market penetration. We assist our affiliated dental groups in achieving market share leadership. After affiliating with a leading dental group, we seek to increase market share by assisting the affiliate in recruiting new general and specialty dentists in the same market area and opening new facilities. Additionally, we may affiliate with other dental practices or specialty practices that complement the platform dental group.

          Add value to each affiliated dental group. We support our affiliated dental groups with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of each of our affiliated dental groups and assist each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. We also provide our affiliates assistance with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis.

          Focus on quality care. We pursue various initiatives to help our affiliates provide the highest quality of care and service. Our goal is to have each affiliated dental group become accredited by the Accreditation Association for Ambulatory Health Care ("AAAHC"). Through our National Professional Advisory Forum, we provide our affiliated dental groups with the opportunity to share clinical knowledge and best clinical practices. We also implement comprehensive patient satisfaction surveys administered by independent third parties. We believe that our focus on quality care enhances:

          (i)  our affiliates' relationships with patients;
          (ii) our affiliates' ability to recruit dentists;
          (iii)our affiliates' attractiveness to dental benefit providers, where appropriate or necessary; and
          (iv) our ability to attract new dental groups as affiliates.

Accounting for Intangible Assets

          Based on management's interpretation of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", we believe that our intangible assets related to our service agreements have indefinite lives and should no longer be amortized, but would be subject to annual impairment testing. However, the Company intends to seek confirmation from the Securities and Exchange Commission ("SEC") regarding this interpretation. Until a determination from the SEC is received, we will continue to amortize these intangible assets. The preceding statement should be read in conjunction with the disclosure in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 16 and Note 2 of the Notes to Consolidated Financial Statements on page F-7.

                                  The Offering

Common Stock offered...........................   We are offering 750,000 shares of Common Stock to be issued in connection with the acquisition of businesses, properties or securities in acquisition and affiliation transactions.
                                                  Through March 21, 2002, we have issued 70,122 shares of
                                                  Common Stock under this prospectus and 679,878 shares remain available for future issuance.

Subordinated Promissory Notes offered..........   We are offering $25,000,000 aggregate principal amount of
                                                  Subordinated Promissory Notes to be issued in connection
                                                  with our acquisition of businesses, properties or securities in acquisition and affiliation transactions. Through March
                                                  31, 2002, we have issued $4,333,500 aggregate principal
                                                  amount of notes and $20,666,500 of notes remain available
                                                  for future issuance.

Terms of acquisitions and affiliations.........   We expect that the terms upon which we may issue Common
                                                  Stock and Subordinated Promissory Notes under this
                                                  prospectus in acquisition and affiliation transactions,
                                                  including the rates of interest for the Subordinated
                                                  Promissory Notes, will be determined through negotiations
                                                  with the security holders or principal owners of the
                                                  businesses whose securities or assets we are acquiring. We expect that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock
                                                  prevailing either at the time an acquisition agreement is
                                                  executed or at the time an acquisition is consummated. The
                                                  Subordinated Promissory Notes will be unsecured debt
                                                  obligations, subordinated to all senior indebtedness, which is generally our bank debt, payable over seven years and on parity with all currently outstanding Subordinated
                                                  Promissory Notes and any that may be issued in the future.
                                                  In addition, if you are an affiliate of a business we
                                                  acquire or affiliate with, there will be limitations on how many shares you can sell under SEC rules.

Transfer of Common Stock.......................   If you acquire shares of Common Stock in transactions
                                                  pursuant to this prospectus, we may require you to hold all or some portion of the Common Stock for some period of time.

Transfer of Subordinated Promissory Notes......   If you acquire Subordinated Promissory Notes in acquisition and affiliation transactions pursuant to this prospectus,
                                                  you should be aware that presently there is no market for
                                                  the Subordinated Promissory Notes, and it is not anticipated that a market for the Subordinated Promissory Notes will
                                                  develop. In addition, the acquisition agreements for the
                                                  applicable acquisition and affiliation transactions will
                                                  contain certain restrictions with respect to your transfer of the Subordinated Notes.

Common Stock outstanding.......................   As of March 31, 2002, there are 7,204,695 shares of Common
                                                  Stock outstanding (1)

Nasdaq National Market symbol..................   Our Common Stock is traded on the Nasdaq National Market
                                                  under the symbol "ADPI."

----------
(1) Does not include shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to our stock option plans.

                 Summary Historical Consolidated Financial Data
          (in thousands, except ratios, per share and statistical data)

     We are providing the following summary financial information to aid you in your analysis of our financial results and condition. This information is only a summary and you should read it in conjunction with our historical and consolidated financial statements and the related notes, beginning on page F-1, and the information under "Our Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                Years Ended December 31,
                                                  --------------------------------------------------
                                                   1997      1998       1999       2000       2001
                                                  -------   -------   --------   --------   --------
Consolidated Statement of Operations Data (1):
Net revenue ...................................   $53,270   $84,090   $117,352   $143,644   $147,410
                                                  -------   -------   --------   --------   --------

Operating expenses:
   Salaries and benefits ......................    28,438    43,190     57,417     68,135     70,341
   Lab fees and dental supplies ...............     6,435    10,796     15,866     21,078     22,681
   Office occupancy ...........................     4,814     7,635     11,321     14,784     16,669
   Other operating expenses ...................     6,264     6,840      9,235     10,990     12,370
   General corporate expenses .................     3,337     3,951      4,814      5,364      5,660
   Depreciation ...............................     1,580     2,495      3,642      4,708      5,088
   Amortization of intangible assets ..........       769     2,085      3,016      3,822      3,955
   Special charges                                     --        --         --         --        844
                                                  -------   -------   --------   --------   --------
      Total operating expenses ................    51,637    76,992    105,311    128,881    137,608
                                                  -------   -------   --------   --------   --------
Earnings from operations ......................     1,633     7,098     12,041     14,763      9,802
   Interest expense, net ......................       563     1,085      1,877      4,378      4,295
                                                  -------   -------   --------   --------   --------
Earnings before income taxes ..................     1,070     6,013     10,164     10,385      5,507
   Income taxes ...............................        --     2,127      4,151      4,216      2,236
                                                  -------   -------   --------   --------   --------
   Net earnings ...............................   $ 1,070   $ 3,886   $  6,013   $  6,169   $  3,271

Net earnings (loss) per common share (2):
   Basic ......................................   $ (0.05)  $  0.59   $   0.80   $   0.87   $   0.46
   Diluted ....................................   $ (0.05)  $  0.54   $   0.78   $   0.84   $   0.45
Weighted average common shares outstanding (2):
   Basic ......................................     2,273     5,907      7,513      7,119      7,183
   Diluted ....................................     2,273     6,867      7,745      7,320      7,343
Ratio of earnings to fixed charges (3) ........       2.2       5.3        5.6        3.2        2.2

                                                                  December 31,
                                                  --------------------------------------------------
                                                   1997      1998       1999       2000       2001
                                                  -------   -------   --------   --------   --------
Consolidated Balance Sheet Data:
Cash and cash equivalents .....................   $ 5,265   $ 2,420   $  2,325   $    472   $  1,540
Working capital ...............................       759    (2,725)        22      4,063       9,12
Total assets ..................................    52,450    79,441    119,416    141,814    144,335
Long-term debt, excluding current maturities ..    21,253     9,980     40,249     55,330     54,840
Redeemable and convertible preferred stock ....    16,297        --         --         --         --
Total stockholders' equity ....................       909    48,305     52,229     58,486     61,776

Statistical Data (end of period):
Number of states ..............................         5         8         12         14         14
Number of dental facilities ...................        77       103        134        156        154
Number of operatories (4) .....................       566       830      1,193      1,397      1,360
Number of affiliated dentists (5) .............       171       231        324        373        358

(1) Certain reclassifications have been made to the consolidated financial statements to conform with current year presentation.
(2) Net earnings (loss) per common share are computed on the basis described in Notes 2 and 13 to our Consolidated Financial Statements.
(3) The ratio of earnings to fixed charges are computed by dividing our fixed charges into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be representative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment.
(4) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(5) Includes full-time equivalent general dentists employed by the PCs and full-time equivalent specialists, some of whom are independent contractors to the PCs.

                                  RISK FACTORS

Limited Operating History

     We were formed in December 1995. We began providing business services to multi-disciplinary dental groups in November 1996 when we completed the affiliation with our first dental group. We had an operating loss in 1996. Although we were profitable in 1997, 1998, 1999, 2000 and 2001, there can be no assurance that we will be able to sustain profitable operations.

Dependence Upon Affiliated Dental Groups

     Our revenue depends on revenue generated by dental groups with which we affiliate. We do not employ dentists or control the clinical practices of the dental groups with which we affiliate. There can be no assurance that dental groups with which we affiliate will maintain successful dental groups or that any of the key members of a particular dental group will continue practicing with that group. Availability of dentists, hygienists or assistants, could have a material adverse effect on our expansion opportunities. To the extent permitted by state law, each PC has entered into non-competition agreements and other restrictive covenants with the dentists employed by the PC. There can be no assurance that these restrictive covenants are or will be sufficient to protect our interests or the PC or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental groups, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

Dependence Upon Service Agreements

     We are dependent upon the service agreements we have entered into with each of our affiliated PCs for substantially all of our operating revenue. Under the service agreements, we are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. We pay all expenses incurred for these services. We are reimbursed for these expenses and also receive fees for providing business services. Under certain service agreements, our service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, our service fees consist of a fixed monthly fee and an additional variable fee. Under certain service agreements, our service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of us and the affiliated dental group in a formal budgeting process. Additionally, our net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients.

     Revenue generated from service agreements with Park Dental represented approximately 32% and 33% of our consolidated net revenue for the year ended December 31, 2000 and 2001, respectively. The termination of this service agreement would have a material adverse effect on our business, financial condition and results of operations.

     Any material loss in revenue by one or more PCs would have a material adverse effect on their ability to reimburse us for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on our business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by a PC, there can be no assurance that the remedies available to us under the service agreements will be enforceable or will be adequate to compensate us for our damages resulting from such breach.

Risks Related to Capitated Fees and Other Third Party Arrangements

     A significant portion of the payments for dental care is paid or reimbursed under insurance programs ("third party payors"). While payor mix varies from market to market, the aggregate payor mix percentage of our affiliated groups for the year ended December 31, 2001 was approximately 47% fee-for-service (which includes indemnity plans), 25% preferred provider organization plans and 28% capitated managed care plans. Third party payors are continually negotiating the prices charged for dental care, with a goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for dental care if they determine that a treatment was not performed in accordance with treatment protocols established by such third party payors or for other reasons. Loss of revenue by our affiliated dental group practices caused by third party payor cost containment efforts could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, which are typically terminable by either party on 30 to 90 days notice, the affiliated dental group receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment from the patient at the time care is provided. Such payment methods shift a portion of the risk of high costs of over-utilization from the third party payors to the affiliated dental groups. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, there may be a shortfall between the capitated payments received by the affiliated dental groups and the costs to provide the contracted services. These shortfalls may impact us by the possible reduction in expense reimbursement and service fees from the affiliated dental groups. There can be no assurance that we will be able to negotiate satisfactory third-party payor arrangements on behalf of the affiliated dental groups. Insufficient revenue under capitated contracts or other agreements with third party payors or termination of capitated contracts or other insurance program by third party payors could have a material adverse effect on our business, financial condition and results of operations.

     In January 2001, three of the Company's affiliated dental groups, Associated Dental Care Providers, Park Dental, and University Dental Associates, received notices of contract terminations from Cigna Dental, and Associated Dental Care Providers received a notice of contract termination from Protective Life Corporation. These affiliated dental groups subsequently received proposals from Cigna Dental and Protective Life to continue as dental care providers but on financial terms that were materially different from their existing agreements. These groups chose not to continue as participants in the dental plans offered by Cigna Dental and Protective Life and the three Cigna Dental contracts terminated as follows: (i) July 31, 2001 for Park Dental; (ii) March 31, 2001 for University Dental Associates and (iii) March 31, 2001 for Associated Dental Care Providers. The Protective Life contract terminated April 8, 2001 for Associated Dental Care Providers. These contracts represented approximately $24.1 million of affiliate adjusted gross revenue in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Affiliation Strategy Risks

     Our strategy includes expansion through affiliations with leading dental groups in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated practices and the inability to integrate businesses without material disruption. In addition, we compete with other companies that provide business services to dentists. There can be no assurance that any future affiliations will be successfully integrated into our operations, that competition for affiliations will not intensify or that we will be able to complete such affiliations on acceptable terms and conditions. In addition, the costs of unsuccessful affiliation efforts may adversely affect our business, financial condition or results of operations.

     We devote substantial time and resources to affiliation-related activities. Identifying appropriate affiliation candidates and negotiating and consummating affiliations with dental groups can be a lengthy, complex and costly process. The success of our affiliation strategy will depend on a number of factors, including our ability to identify and affiliate with quality dental groups in suitable markets. There can be no assurance that our affiliation strategy will be successful or that modifications to our strategy will not be required.

Risks Related to Intangible Assets

     A significant portion of our total assets are represented by intangible assets, the amount and concentration of which are expected to increase in connection with future acquisitions and affiliations. In addition, amortization expense associated with the definite lived intangible assets will increase in the future as a result of definite lived intangibles recorded in connection with acquisitions and affiliations. In the event of any sale or liquidation of us or a portion of our assets, there can be no assurance that the value of our intangible assets will be realized. Management performs an impairment test on definite lived intangibles when facts and circumstances exist which would suggest that the definite lived intangibles may be impaired (loss of key personnel, change in legal factors, competition, etc.) Management also performs an impairment test on indefinite lived intangibles on an annual basis. If impairment was determined, we would make the appropriate adjustment to the intangible assets to reduce the asset's carrying value. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition and results of operation.

Risks Related to Goodwill

     A portion of our total assets are represented by goodwill, the amount and concentration of which could increase in connection with future acquisitions. In the event of any sale or liquidation of us or a portion of our assets, there can be no assurance that the value of our goodwill will be realized. In addition, management performs an impairment test on goodwill on an annual basis. If factors indicate that our goodwill has been impaired, we would be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized goodwill could have a material adverse effect on our business, financial condition and results of operation.

Risks Related to Rapid Growth

     We are experiencing rapid growth as a result of our dental group affiliations. This growth has placed, and will continue to place, significant demands upon our management, operations and systems. Our ability to manage our growth effectively will depend upon our ability to hire, train and assimilate additional management and other employees and our ability to expand, improve and effectively use our accounting and finance, management and operating systems in order to accommodate our expanded operations. A failure by management to anticipate, implement and manage effectively the changes required to sustain our growth could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in Operating Results

     Our results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations, changes in relations between our affiliated dental groups and third party payors (including the termination of any contracts with third party payors), seasonal fluctuations in the demand for dental care and competitive factors. Accordingly, quarterly comparisons of our revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Possible Exposure to Professional Liability

     Our affiliated dental groups could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages that could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against us as well as the affiliated dental groups, that a claim brought against an affiliated dental group or dentist could materially increase professional liability insurance premiums of the affiliated dental group, or that fees to us from a dental group could be adversely affected, if damages payable by that practice exceed insurance coverage limits. Our service agreements require that we be named as an additional insured party under the liability insurance policy that each affiliated dental group is required to maintain. In addition, we require each affiliated dental group to indemnify us for actions or omissions related to the delivery of dental care by such affiliated dental group. However, a successful professional liability claim against us or an affiliated dental group could have a material adverse effect on our business, financial condition and results of operations.

Highly Competitive Market

     The dental services industry is highly competitive. Our revenue depends on the success of our affiliated dental groups and those groups face competition from several sources, including solo practitioners and single and multi-disciplinary groups, many of which may have more established practices. Other companies, which could have substantially more resources, could decide to enter the business of providing business services to dentists and dental groups. See "Business--Competition."

Government Regulation

     The dental industry and dental practices are highly regulated at the state and federal levels. The laws of many states, including states where we operate and anticipate operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in some states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in some circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. We and our affiliated dental groups are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. We do not, and do not intend to, control the practice of dentistry by the affiliated dental groups or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of our business relationships, including our relationship with affiliated dental groups, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on our operations, or that the laws and regulatory environment will not change to restrict or limit the enforceability of our service agreements. The laws and regulations of some states in which we currently operate or may seek to expand may require us to change our contractual relationships with dental groups in a manner that may restrict our operations in those states or may prevent us from affiliating with dental groups or providing comprehensive business services to dental groups in those states. To the extent that we or any affiliated dental group contracts with third party payors, including self-insured plans, on a capitated or other basis which causes us or such affiliated dental groups to assume a portion of the financial risk of providing dental care, we or such affiliated dental groups may become subject to state insurance laws, in which case we may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of us or our affiliated dental groups under insurance laws could have a material adverse effect on our business, financial condition and results of operations. See "Business--Government Regulation."

Need for Additional Financing

     Our ability to execute our business strategy depends to a significant degree on our ability to obtain substantial capital to finance future affiliations. To date, we have obtained financing through sales of equity securities and through our $75 million revolving credit facility. We have historically used a combination of cash, Common Stock and Subordinated Notes as consideration in affiliations with dental practices and intend to continue this practice. However, our ability to use our Common Stock and Subordinated Notes as consideration for future affiliations may be adversely affected if our Common Stock fails to maintain a sufficient market value or if the affiliation candidates are unwilling to accept the Subordinated Notes. Furthermore, while funds are currently available under our revolving credit facility, our ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that we will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to us, or if available, that such financing would be available on favorable terms.

Subordination of Subordinated Notes

     The Subordinated Notes will be unsecured debt obligations of ours and will at all times remain subordinated to all Senior Indebtedness. The Subordinated Notes will not restrict us from incurring any other indebtedness, some of which may be senior to the Subordinated Notes and secured. Because of such subordination, in the event of our liquidation and dissolution, the holders of the Subordinated Notes may receive less, ratably, than our other creditors. See "Description of Subordinated Notes."

Setoff Against Subordinated Notes

     Under the terms of the acquisition agreements to be entered into in connection with the acquisition and affiliation transactions, the Subordinated Notes may be subject to setoff rights in favor of us to secure the indemnification obligations of the securityholders or principal owners of the businesses whose securities or assets are to be acquired. Consequently, the consideration to be received by such securityholders or owners may be reduced. See "Description of Subordinated Notes."

Lack of Market for Subordinated Notes; Restrictions on Transfer

     At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements for the business combination transactions will contain restrictions with respect to the transfer of the Subordinated Notes. The securityholders or principal owners of the businesses whose securities or assets are to be acquired should be willing and have the financial ability to bear the risk of his or her investment in the Subordinated Notes for an indefinite period of time.

Control by Existing Stockholders

     As of March 21, 2002, Summit Partners and our directors and executive officers beneficially owned approximately 48.9% of our outstanding shares of Common Stock. If this group were to act together, it would have significant voting power with respect to, and may be able to control, the election of our directors and, in general, the determination of the outcome of all corporate actions requiring approval of stockholders, and thus control our business affairs and policies. Such control could also have the effect of delaying or preventing a change in control in us and consequently may adversely affect the market price of our Common Stock. See "Principal Stockholders."

Shares Eligible for Future Sale

     The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses with which we affiliate or acquire, without restriction; and (ii) for affiliates of the businesses with which we affiliate or acquire, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case we contractually restrict their resale. We anticipate that the persons acquiring shares of Common Stock in acquisition and affiliation transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time.

     We are unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of our Common Stock. Some existing stockholders have the right to require us to register their Common Stock from time to time. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

Anti-takeover Provisions

     Provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent our change in control or limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Among other matters, the Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors. We are also subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to some exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

                                   OUR COMPANY

     We were formed in December 1995 and began providing business services to dental groups in November 1996, concurrent with the completion of our first dental group affiliation. From November 1996 through March 31, 2002, we completed 44 affiliation transactions, comprising 19 dental groups in 14 states.

     The following table lists our affiliates and the current number of dental facilities and operatories at March 31, 2002:

                                                           Dental
Affiliate                                   State        Facilities   Operatories
---------                               --------------   ----------   -----------
American Family Dentistry               Tennessee             8            43
Associated Dental Care Providers/(1)/   Arizona               9            77
Chestnut Hills Dental                   Pennsylvania          8            58
Dental Arts Center                      Virginia              2            48
Dental Care of Alabama                  Alabama               3            28
Family Care Dental Centers/(1)/         Wisconsin             4            34
Lakeside Dental Care                    Louisiana             2            33
Longhorn Dental Associates/(1)/         Texas                 9            62
Mintz & Pincus Dental Group             Maryland              5            67
Northpark Dental Group/(1)/             Wisconsin            14           139
Northpoint Dental Group/(1)/            Wisconsin             2            30
OK Dental                               Oklahoma              6            54
Orthodontic Care Specialists/(1)/       Minnesota            20           103
Park Dental/(1)/                        Minnesota            30           275
Riverside Dental Group                  California            5           100
TSC Dental Centers                      Texas                 5            42
University Dental Associates/(2)/       North Carolina       11            96
Western New York Dental Group           New York              8            42
Wilkens Dental Group/(1)/               Wisconsin             4            32
                                                            ---         -----
                                                            155         1,363

                                                                            Dental Services/(3)/
                                       --------------------------------------------------------------------------------------------
                                                                 Oral
Affiliate                              General   Endondontics   Surgery   Orthodontics   Pedodontics   Periodontics   Prosthodontics
---------                              -------   ------------   -------   ------------   -----------   ------------   --------------
American Family Dentistry                [X]
Associated Dental Care Providers/(1)/    [X]                                  [X]
Chestnut Hills Dental                    [X]                      [X]         [X]
Dental Arts Center                       [X]          [X]         [X]         [X]            [X]           [X]
Dental Care of Alabama                   [X]                      [X]         [X]            [X]           [X]
Family Care Dental Centers/(1)/          [X]          [X]         [X]         [X]
Lakeside Dental Care                     [X]                      [X]         [X]
Longhorn Dental Associates/(1)/          [X]                      [X]         [X]
Mintz & Pincus Dental Group              [X]                      [X]         [X]            [X]           [X]
Northpark Dental Group/(1)/              [X]          [X]                     [X]            [X]           [X]
Northpoint Dental Group/(1)/             [X]                                  [X]                          [X]
OK Dental                                [X]          [X]                     [X]
Orthodontic Care Specialists/(1)/                                             [X]
Park Dental/(1)/                         [X]          [X]         [X]                        [X]           [X]              [X]
Riverside Dental Group                   [X]          [X]         [X]         [X]            [X]           [X]
TSC Dental Centers                       [X]
University Dental Associates/(2)/        [X]                      [X]         [X]
Western New York Dental Group            [X]                                  [X]                          [X]
Wilkens Dental Group/(1)/                [X]                                  [X]

/(1)/     Accredited by the Accreditation Association for Ambulatory Health
          Care.
/(2)/ University Dental Associates' dental residency program is accredited by the American Dental Association and Winston-Salem practices are accredited by the AAAHC.
/(3)/ Services provided by specialists who are board-certified or board-eligible.

                                 DIVIDEND POLICY

     We have not paid any cash dividends on our Common Stock in the past and do not plan to pay any cash dividends on our Common Stock in the foreseeable future. In addition, the terms of our revolving credit facility prohibit us from paying dividends or making other payments with respect to our Common Stock without the lenders' consent. Our Board of Directors intends, for the foreseeable future, to retain earnings to finance the continued operation and expansion of our business.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded on the Nasdaq National Market system under the symbol "ADPI." The following table sets forth the range of the reported high, low and closing sales prices of our Common Stock for the years ended December 31, 2000 and 2001:

                               High      Low     Close
                              -------   ------   -----
2000
----
1st Quarter ...............   $ 9.375   $6.250   $6.938
2nd Quarter ...............   $ 7.000   $6.875   $7.000
3rd Quarter ...............   $ 9.000   $6.375   $6.875
4th Quarter ...............   $ 8.500   $5.000   $7.500

2001
----
1st Quarter ...............   $11.500   $6.688   $9.250
2nd Quarter ...............   $ 8.750   $3.740   $4.200
3rd Quarter ...............   $ 7.950   $4.300   $7.500
4th Quarter ...............   $ 8.200   $4.360   $6.300

     As of March 21, 2002, there were approximately 51 holders of record of Common Stock, as shown on the records of the transfer agent and registrar of Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock. The last reported sale price of the Common Stock on the Nasdaq National Market as of May 7, 2002 was $8.700 per share.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 2001 our cash and cash equivalents, our current maturities of debt and our capitalization (in thousands, except share and per share amounts):

Cash and cash equivalents ................................................................   $  1,540

Current maturities of debt ...............................................................   $  1,597

Long-term debt, less current maturities ..................................................   $ 54,840
Stockholders' equity:
   Preferred stock, par value $0.01 per share, 1,000,000 shares authorized, no shares
     issued or outstanding ...............................................................         --
   Common stock, par value $0.01 per share, 25,000,000 shares authorized, 7,754,893
     shares issued and 7,172,393 shares outstanding (1) ..................................         78
   Additional paid-in capital ............................................................     47,606
   Retained earnings .....................................................................     17,966
   Treasury stock, at cost, 582,500 shares ...............................................     (3,874)
                                                                                             --------

       Total stockholders' equity ........................................................     61,776
                                                                                             --------

           Total capitalization ..........................................................   $116,616
                                                                                             --------

-------------

(1) Excludes 1,412,880 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to our stock option plans as of December 31, 2001.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
          (in thousands, except ratios, per share and statistical data)

     We are providing the following selected historical consolidated financial data as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 which are derived from the audited consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial data as of December 31, 1997, 1998 and 1999 and for the years ended December 31, 1997 and 1998 are derived from audited consolidated financial statements not included in this prospectus. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements and the related notes thereto and other financial information included elsewhere in this prospectus.

                                                              Years Ended December 31,
                                                  --------------------------------------------------
                                                   1997      1998       1999       2000       2001
                                                  -------   -------   --------   --------   --------
Consolidated Statement of Operations Data (1):
Net revenue ...................................   $53,270   $84,090   $117,352   $143,644   $147,410
                                                  -------   -------   --------   --------   --------

Operating expenses:
   Salaries and benefits ......................    28,438    43,190     57,417     68,135     70,341

   Lab fees and dental supplies ...............     6,435    10,796     15,866     21,078     22,681
   Office occupancy ...........................     4,814     7,635     11,321     14,784     16,669
   Other operating expenses ...................     6,264     6,840      9,235     10,990     12,370
   General corporate expenses .................     3,337     3,951      4,814      5,364      5,660
   Depreciation ...............................     1,580     2,495      3,642      4,708      5,088
   Amortization of intangible assets ..........       769     2,085      3,016      3,822      3,955
   Special charges ............................        --        --         --         --        844
                                                  -------   -------   --------   --------   --------
      Total operating expenses ................    51,637    76,992    105,311    128,881    137,608
                                                  -------   -------   --------   --------   --------
Earnings from operations ......................     1,633     7,098     12,041     14,763      9,802
   Interest expense, net ......................       563     1,085      1,877      4,378      4,295
                                                  -------   -------   --------   --------   --------
Earnings before income taxes ..................     1,070     6,013     10,164     10,385      5,507
   Income taxes ...............................        --     2,127      4,151      4,216      2,236
                                                  -------   -------   --------   --------   --------
   Net earnings ...............................   $ 1,070   $ 3,886   $  6,013   $  6,169   $  3,271
                                                  =======   =======   ========   ========   ========

Net earnings (loss) per common share (2):
   Basic ......................................   $ (0.05)  $  0.59   $   0.80   $   0.87   $   0.46
   Diluted ....................................   $ (0.05)  $  0.54   $   0.78   $   0.84   $   0.45
Weighted average common shares outstanding (2):
   Basic ......................................     2,273     5,907      7,513      7,119      7,183
   Diluted ....................................     2,273     6,867      7,745      7,320      7,343
Ratio of earnings to fixed charges (3) ........       2.2       5.3        5.6        3.2        2.2

                                                                    December 31,
                                                  --------------------------------------------------
                                                   1997      1998       1999       2000       2001
                                                  -------   -------   --------   --------   --------
Consolidated Balance Sheet Data:
Cash and cash equivalents .....................   $ 5,265   $ 2,420   $  2,325   $    472   $  1,540
Working capital ...............................       759    (2,725)        22      4,063      9,123
Total assets ..................................    52,450    79,441    119,416    141,814    144,335
Long-term debt, excluding current maturities ..    21,253     9,980     40,249     55,330     54,840
Redeemable and convertible preferred stock ....    16,297        --         --         --         --
Total stockholders' equity ....................       909    48,305     52,229     58,486     61,776

Statistical Data (end of period):
Number of states ..............................         5         8         12         14         14
Number of dental facilities ...................        77       103        134        156        154
Number of operatories (4) .....................       566       830      1,193      1,397      1,360
Number of affiliated dentists (5) .............       171       231        324        373        358

(1) Certain reclassifications have been made to the consolidated financial statements to conform with current year presentation.
(2) Net earning (loss) per common share are computed on the basis described in Notes 2 and 13 to our Consolidated Financial Statements.
(3) The ratio of earnings to fixed charges are computed by dividing our fixed charges into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be representative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment.
(4) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(5) Includes full-time equivalent general dentists employed by the PC's and full-time equivalent specialist, some of whom are independent contractors to the PC's.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     American Dental Partners, Inc. is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We were formed in December 1995, commenced operations in January 1996 and began providing business services to dental groups in November 1996, concurrent with the completion of our first dental group affiliation. Our rapid growth has resulted primarily from our affiliations with dental groups. From November 1996 to December 31, 2001, we completed 43 affiliation transactions, comprising 19 dental groups and 154 dental facilities with 1,360 operatories in 14 states.

Affiliation Summary

     When affiliating with a dental group, we acquire selected assets and enter into a long-term service agreement with the affiliated dental group or professional corporation ("PC"). Under our service agreements, we are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. Each of our service agreements is for an initial term of 40 years.

     During 1999, 2000 and 2001, we acquired selected non-clinical assets from twelve, nine, and three dental practices, respectively, and simultaneously entered into 40-year service agreements with seven of the affiliated dental groups (17 practices joined existing affiliates). In total, these 24 affiliations resulted in the addition of 45 dental facilities and 474 operatories. Subsequent to December 31, 2001, we acquired selected assets of two dental practice that joined an existing affiliate. These affiliations resulted in the addition of one dental facility with four operatories. See Note 5 of "Notes to Consolidated Financial Statements" for further information on acquisitions and affiliations. We currently are in discussions with a number of dentists and owners of dental groups about possible affiliations with us. While we continue to evaluate new affiliation opportunities we intend to keep on focusing on internal operations in 2002. Accordingly, there can be no assurance that we will consummate any additional affiliations in 2002.

Affiliate Adjusted Gross Revenue Compared to Net Revenue

     Affiliate Adjusted Gross Revenue and Payor Mix

     We do not own or control the affiliated dental groups and, accordingly, do not consolidate the financial statements of the PCs with ours. Our affiliated dental groups generate revenue from patients and dental benefit providers under fee-for-service, PPO plans and capitated managed care plans. The affiliated dental groups record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges reimbursed pursuant to certain dental benefit plan provider contracts. While payor mix varies from market to market, the aggregate payor mix percentage of our affiliated dental groups for the year ended December 31, 2001 was approximately 47% fee-for-service, 25% PPO plans and 28% capitated managed care plans.

     The PCs reimburse us for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to us for business services. Expenses incurred for the operation and administration of the dental facilities include salaries and benefits for non-dentist personnel working at the dental facilities (the administrative staff and, where permitted by law, the dental hygienists and dental assistants), lab fees, dental supplies, office occupancy costs of the dental facilities, depreciation related to the fixed assets at the dental facilities and other expenses such as professional fees, marketing costs and general and administrative expenses. See "Business--Operations--Operating Structure."

     The PCs are responsible for the salaries, benefits and other expenses of the dentists. In addition, in certain states where the PCs must employ dental hygienists and dental assistants, the PCs are responsible for salaries, benefits and other expenses of such non-dentist employees. Since 1999, we have entered into affiliation transactions with a number of dental practices located in states where dental hygienists and dental assistants are required to be employed by the PCs. In recent years, due to the increasing demand for dental services relative to a decreasing supply of dentists nationally, dentist compensation has been increasing generally and for our affiliated dental groups specifically. We expect this trend to moderate. As a result of these two factors, the percentage of affiliate adjusted gross revenue retained by the PCs has increased from 29.3% of adjusted gross revenue in 1999 to 31.9% in 2000 and 34.2% in 2001. We incur costs to operate and support the affiliated adjusted gross revenue at the dental facilities. Consequently, it is helpful to analyze operating trends as a percentage of affiliate adjusted gross revenue as well as a percentage of our net revenue.

     The adjusted gross revenue and amounts retained by the affiliated dental groups are presented below (in thousands):

                                                                       Years Ended December 31,
                                                                    ------------------------------
                                                                      1999       2000       2001
                                                                    --------   --------   --------
Adjusted gross revenue-affiliated dental groups (unaudited) .....   $151,965   $194,572   $207,736
    Amounts retained by affiliated dental groups (unaudited) ....     44,565     62,020     71,090
                                                                    --------   --------   --------
Net revenue earned by the Company under service agreements ......   $107,400   $132,552   $136,646
                                                                    ========   ========   ========

Net Revenue

     The Company's net revenue represents primarily reimbursement of expenses and fees charged to affiliated dental groups pursuant to the terms of the service agreements. Under such agreements, the affiliated dental groups reimburse the Company for actual expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its business services. Under certain service agreements, the Company's service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, the Company's service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and a percentage of such excess over budgeted operating income. Under certain service agreements, the Company's service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of the Company and the affiliated dental groups in a formal budgeting process. Additionally, the Company's net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients.

Results of Operations

     Net Revenue

     Net revenue increased 22% in 2000 to $143,644,000 and 3% in 2001 to $147,410,000. The increases in net revenue are due to same market growth from dental groups which were our affiliates during the entirety of both the current year and the previous year and the inclusion of revenue derived from service agreements entered into in connection with affiliation transactions in 2000 and 2001. Same market growth of 12.2% in 2000 and 0.4% in 2001 resulted from the addition and expansion of our facilities and successful renegotiation of certain dental benefit provider contracts which increased the level of reimbursement for services provided by our affiliated dental groups. In 2001, the increase in net revenue from these sources was offset by the disruption and loss of business associated with contract terminations. Net revenue derived from our service agreement with Park Dental represented approximately 34%, 32% and 33% of our consolidated net revenue for 1999, 2000 and 2001, respectively.

     During the fourth quarter of 2000, several of our affiliated dental groups were impacted by severe winter storms and one affiliate was impacted by a tornado. This weather occurred primarily in December 2000 and, as a result, our affiliated dental groups were unable to reschedule lost production in 2000 because of full patient schedules during the balance of the year. We estimate that these winter storms and the tornado reduced our net revenue and net earnings by approximately $366,000.

     Net revenue derived from our service agreement with Associated Dental Care Providers decreased from $10,115,000 in 2000 to $5,257,000 in 2001 due to the contract terminations.

     Salaries and Benefits Expense

     Salaries and benefits expense includes costs for personnel working for us at the dental facilities as well as local and regional management. At the facility level, we generally employ the administrative staff and, where permitted by state law, the dental hygienists and dental assistants. The local and regional operating management teams supervise and support the staff at the dental facilities.

     Salaries and benefits expense as a percentage of net revenue decreased from 48.9% in 1999 to 47.4% in 2000 as a result of increased business in states where the PC's are required to employ the dental hygienists and dental assistants, more efficient utilization of staff in existing facilities and leveraging of local and regional management and administrative resources in certain markets.

     Salaries and benefits expense as a percentage of net revenue increased from 47.4% in 2000 to 47.7% in 2001. This is primarily related to the lost revenue associated with the contract terminations by Cigna Dental and Protective Life while maintaining a certain staff level to accommodate future replacement business and wage inflation due to fluctuations in labor markets in the dental sector. We anticipate such wage inflation pressures will begin to moderate in selected markets.

     Lab Fees and Dental Supplies Expense

     Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. The increase in lab fees and dental supplies expense as a percentage of net revenue from 13.5% in 1999 to 14.7% in 2000 to 15.4% in 2001 was primarily due to price increases from certain lab providers due to increases in costs of certain precious metals and their internal wage inflation. We believe inflation will continue to affect lab fees and dental supply expenses for the foreseeable future. In 2001, we continued to focus our efforts to offset dental supply manufacturer price increases with the economies of scale realized through our national dental supply purchasing and rebate programs. Lab fees and dental supplies expense has stabilized when calculated as a percentage of affiliate adjusted gross revenue.

     Office Occupancy Expense

     Office occupancy expense includes rent expense and certain other operating costs such as utilities associated with dental facilities and the local administrative offices. Such costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market.

     Office occupancy expense as a percentage of net revenue increased from 9.6% in 1999 to 10.3% in 2000 and 11.3% in 2001 primarily as a result of the investment in the relocation and addition of new dental facilities and a decrease in facility utilization as a result of the managed care contract terminations at three of our affiliates. In 1999, we added seven new facilities and relocated and expanded 24 facilities. In 2000, we added one new facility and relocated and expanded 15 facilities. In 2001, we added three new facilities and relocated and expanded nine facilities, while we closed three locations in Arizona due to the loss of the Cigna and Protective Life contracts. This net investment in facilities increased our physical capacity in these markets to allow for future growth. Initially, however, the increase in office occupancy expense was not fully offset by incremental net revenue. While office occupancy expense has increased, the trend is less significant when calculated as a percentage of affiliated adjusted gross revenue.

     In addition, office occupancy expense as a percentage of net revenue increased in 2001 compared to 2000 due to the excess capacity created by the contract terminations by Cigna Dental and Protective Life and the affiliation with practices with a generally higher ratio of office occupancy expense to net revenue in their respective markets compared to the existing base of affiliates.

     We expect office occupancy expense to continue to increase as we invest in the relocation and expansion of dental facilities, resulting in similar expense as a percentage of net revenue in 2001. These increases should be partially or fully offset by better utilization of capacity in existing dental facilities. The excess capacity arising from the contract terminations in certain markets will likely continue in the near future.

     Other Operating Expenses

     Other operating expenses decreased as a percentage of net revenue from 7.9% in 1999 to 7.7% in 2000 primarily as a result of economies of scale as it relates to professional fees and insurance expense, the regionalization of administrative and data processing functions in certain markets, the dilution of the impact of the Minnesota Care Tax and better management of certain discretionary spending. These costs savings were partially offset by the affiliation with practices with a generally higher ratio of other operating expenses to net revenue in their respective markets compared to the existing base of affiliates.

     Other operating expenses increased as a percentage of net revenue from 7.7% in 2000 to 8.4% in 2001 primarily due to the impact of the lost business associated with the contract terminations by Cigna Dental and Protective Life and $147,000 of unusual expenses in 2001 related to costs associated with increased patient communications, deinstallation of certain computer equipment and the relocation of certain resource center personnel (see Note 4 to "Notes to Consolidated Financial Statements"). In 2002, our other operating expenses may increase due to increased insurance costs; however, we hope to offset these increases with continued management of discretionary spending.

     General Corporate Expenses

     General corporate expenses consist of compensation expenses for our corporate personnel and administrative staff, as well as facility and other administrative costs of our corporate office. General corporate expenses decreased as a percentage of net revenue from 4.1% in 1999 to 3.7% in 2000 and increased to 3.8% in 2001. General corporate expenses in 2001 included $192,000 of unusual expenses associated with the restructuring of management. These costs included separation and relocation of certain management personnel (see Note 4 to "Notes to Consolidated Financial Statements"). The level of general corporate expenses may continue to increase in the future as we continue to expand our management infrastructure. However, it is anticipated that these costs will decline as a percentage of net revenue in the future.

     Depreciation

     Depreciation expense includes charges related to leasehold improvements and furniture, fixtures and equipment used to operate the dental facilities, local and regional management offices and our corporate office. Depreciation expense increased as a percentage of net revenue from 3.1% in 1999 to 3.3% in 2000 to 3.5% in 2001 primarily due to the depreciation of assets acquired and capital expenditures associated with the investment in the relocation and addition of new dental facilities in certain markets. In 1999, we added seven new facilities and relocated and expanded 24 facilities. In 2000, we added one new facility and relocated and expanded 15 facilities. In 2001, we added three new facilities and relocated and expanded nine facilities, offset by the closing and write-off of three locations in Arizona. These capital expenditures increased our capacity to allow for future growth. This increase in depreciation expense as a percentage of net revenue was partially offset by leveraging the costs in existing facilities.

     We expect to continue to invest in the relocation and expansion of our physical capacity, although at a lower amount than historical levels. Accordingly, depending on the amount and timing of such future capital expenditures, depreciation could increase. While depreciation expense has increased as a percentage of net revenue, it has remained unchanged as a percentage of affiliate adjusted gross revenue.

     Amortization of Goodwill and Intangible Assets

     Amortization increased as a percentage of net revenue from 2.6% in 1999 to 2.7% in 2000 primarily as a result of intangible assets recorded in connection with the 21 affiliation transactions completed in 1999 and 2000. Amortization expense increased from $3,822,000 in 2000 to $3,955,000 in 2001, but remained at 2.7% as a percentage of net revenue.

     We are currently evaluating the applicability of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" to our dental group affiliation model and the impact its application will have on amortization expense in 2002 and thereafter. Upon review of the standard service agreement that we have with all of our affiliated dental groups, we interpret our intangible assets to have indefinite lives. Therefore, application of the non-amortization provisions of SFAS No. 142 for goodwill and intangible assets is expected to result in our goodwill and intangible assets no longer being amortized beginning January 1, 2002. We would then perform an impairment test on the goodwill and intangible assets annually and when circumstances exist which would suggest that they may be impaired (loss of key personnel, change in legal factors, competition, etc.). In the future, we might have amortization of intangible assets with definite lives as a result of intangibles recorded in connection with future affiliations.

     Special Charges

     Special charges represent a provision for costs associated with reductions in physical capacity in Arizona and patient communications as a result of contract terminations received by three of our affiliates from Cigna Dental and Protective Life. These costs include facility closure and lease exit costs of three dental offices in Phoenix and regional resource centers, employee termination costs, patient communication and other expenses. For further information on these special charges, see Note 4 to "Notes to Consolidated Financial Statements."

     Interest Expense, Net

     Net interest expense increased from $1,877,000 in 1999 to $4,378,000 in 2000 primarily as a result of increased average borrowings under our revolving credit facility to fund the affiliation transactions completed since 1999 and our capital expenditures in 1999 and 2000. In addition, a higher overall average market interest rate in 2000 and increased financing costs associated with amending our revolving credit facility in July 2000 further increased interest expense from 1999 to 2000.

     Net interest expense decreased from $4,378,000 in 2000 to $4,295,000 in 2001 due to a lower overall interest rate in 2001. The lower interest expense in 2001 was partially offset by twelve months of increased financing costs associated with amending our revolving credit facility in July 2000 compared to six months of financing costs in 2000. We believe interest expense will decrease in 2002 due to a lower average level of indebtedness and lower interest rates.

     Income Taxes

     Our effective tax rate was approximately 40.8%, 40.6% and 40.6% for 1999, 2000 and 2001, respectively. The effective tax rate in 2000 decreased from the 1999 rate primarily due to an increase in the proportionate amount of income in states with lower average tax rates. This reduction was partially offset by a valuation allowance for certain deferred tax assets and other permanent book to tax differences. The effective tax rate in 2001 remained consistent with 2000. We anticipate the effective tax rate for 2002 to decrease below historic levels.

Liquidity and Capital Resources

     We have financed our operating and capital needs, including cash used for acquisitions and affiliations, capital expenditures and working capital, from sales of equity securities, borrowings under our revolving line of credit and cash generated from operations.

     From January 1, 2000 through December 31, 2001, we completed 12 dental practice affiliations for aggregate consideration of $16.0 million in cash, $1.3 million in subordinated promissory notes and $0.6 million in deferred payments.

     For the years ended December 31, 2000 and 2001, cash provided by operating activities amounted to $10,203,000 and $10,253,000, respectively. Cash from operations was affected by an increase in receivables due from affiliated dental groups of $7,889,000 in 2000 as compared to $2,273,000 in 2001. This reflects improved receivable collections at the affiliate level in 2001. However, this improvement from 2000 was offset by lower net earnings for 2001, impacted by the contract terminations previously discussed. Approximately $553,000 and $339,000 was paid in 2001 for special charges and other unusual expenses, respectively.

     For the years ended December 31, 2000 and 2001, cash used in investing activities amounted to $25,251,000 and $8,386,000, respectively. Cash used for investing activities included cash used for affiliations and for capital expenditures. Cash used for affiliations, net of cash acquired, was $14,912,000 and $1,079,000 for 2000 and 2001, respectively. Cash used for capital expenditures was $9,391,000 and $6,801,000 for 2000 and 2001, respectively. Capital expenditures for 2000 included costs associated with the addition of one new dental facility and the relocation and/or expansion of 15 dental facilities. Capital expenditures for 2001 included costs associated with the development of three dental facilities and the relocation and expansion of nine dental facilities. Although we expect to continue to make meaningful capital expenditures, we do not expect capital expenditures in 2002 to continue at the same levels as 2000 and 2001.

     For the year ended December 31, 2000, cash provided by financing activities amounted to $13,195,000. For the year ended December 31, 2001, cash used for financing activities amounted to $799,000. Cash provided by financing activities in 2000 resulted from net borrowings under our revolving line of credit of $15,560,000 and proceeds from the issuance of Common Stock for the employee stock purchase plan of $376,000, offset by the repayment of indebtedness of $1,645,000, payment of debt issuance costs of $808,000 and the repurchase of 40,000 shares of our Common Stock for $288,000. Cash used for financing activities in 2001 resulted from the repayment of indebtedness of $1,656,000 and the repurchase of 112,500 shares of Common Stock for $630,000 offset by the net borrowings under our revolving line of credit of $1,100,000, proceeds from the issuance of Common Stock for the employee stock purchase plan of $283,000 and proceeds from the issuance of Common Stock from stock option exercises of $104,000.

     In July 2000, we amended our existing revolving line of credit, increasing the total available amount from $50 million to $75 million. The credit facility is being used for general corporate purposes, including affiliations and capital expenditures. Borrowings under this line of credit bear interest at either prime or LIBOR plus a margin, at our option. The margin is based upon our debt coverage ratio and ranges from 0.00% to 0.75% for prime loans and 1.75% to 2.75% for LIBOR loans. In addition, we pay a commitment fee which ranges from 0.25% to 0.375% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of our assets, including a pledge of the stock of our subsidiaries. We are also required to comply with certain financial and other covenants. The line of credit matures in July 2004. The outstanding balance under this line as of December 31, 2001 was $50,157,000. The unused balance at December 31, 2001 was $24,843,000 and based on borrowing covenants $370,000 was available for borrowing. The amounts available for borrowing were reduced in 2001 as a result of the special charges and unusual expenses being included in calculations of the trailing twelve month borrowing covenants. The amounts available for borrowing are expected to be greater in 2002.

     We have a Shelf Registration Statement on file with the Securities and Exchange Commission (Registration No. 333-56941) covering a total of 750,000 shares of Common Stock and $25,000,000 aggregate principal amount of subordinated promissory notes to be issued in connection with future dental practice affiliations and acquisitions. As of December 31, 2001, 679,878 shares and $20,666,500 of notes remain available for issuance under this Shelf Registration Statement.

     Our growth to date has resulted in large measure from our ability to affiliate with additional dental practices. Although we have affiliated with many dental practices since our initial affiliation in November 1996, there can be no assurance that additional affiliation candidates can be identified or the affiliations consummated or successfully integrated into our operations. We have used a combination of cash, common stock and subordinated debt as consideration for past acquisitions and affiliations and plan to continue to use these sources in the future. In recent years, the consideration paid has consisted of a higher percentage of cash and subordinated debt and a lower percentage of Common Stock. In the event that our Common Stock does not maintain sufficient valuation or if potential affiliation candidates are unwilling to accept our securities as consideration, we will be required to use more cash resources to continue our affiliation program. In addition, if sufficient financing is not available as needed on terms acceptable to us, our affiliation strategy will be modified. While we continue to evaluate new affiliation opportunities, we intend to continue to focus more on our internal operations. As a result, while the number of new affiliations over the next twelve months could be more than in 2001, they are expected to be less than levels in 1999 and 2000.

     Any excess cash will be used to reduce indebtedness or to repurchase Common Stock through our previously announced repurchase program, pursuant to which approximately $1.1 million remains available to repurchase additional shares.

     We believe that cash generated from operations and amounts available under our current revolving credit facility will be sufficient to fund our anticipated cash needs for working capital, capital expenditures and affiliations for at least the next twelve months. Furthermore, we believe the amount available to borrow under our revolving credit facility covenant restrictions will increase throughout 2002.

Critical Accounting Policies and Estimates

     The preparation of consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and revenues and expenses. On an on-going basis management evaluates its estimates, including those related to carrying value of receivables due from affiliated dental groups, intangible assets, income taxes and any potential future impairment. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We have identified the policies below as critical to our business operations and the understanding of our results of operations.

..    Valuation of receivables due from affiliated dental groups. The Company's carrying amount of receivables due from affiliated dental groups requires management to assess the collectibility of our affiliates' service fees. We review the cash flows and economic viability of the dentist-owned Professional Corporations (PC's) when assessing the collectibility of our receivables. We have not recorded any losses related to our historical experience with receivables due from affiliated dental groups.

..    Goodwill and other intangibles. Our business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that we may incur. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. Management performs an impairment test on goodwill and intangibles when facts and circumstances exist which would suggest that the goodwill or intangibles may be impaired (loss of key personnel, change in legal factors, competition, etc.) If impairment was determined, we would make the appropriate adjustment to goodwill or the intangible assets to reduce the asset's carrying value. We review the cash flows and projected revenue streams when performing the impairment test on goodwill and intangible assets. We have not needed to record any impairment charges or writedowns related to our historical experience with goodwill and other intangible assets.

..    Income Taxes. Our income tax policy records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as tax credit carryforwards. We follow very specific and detailed guidelines regarding the recoverability of any tax assets recorded on the balance sheet and provide any necessary allowances as required.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001, and eliminates the pooling-of-interests method. In addition, SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain. The provisions of this statement apply to all business combinations initiated after June 30, 2001, and apply to all business combinations accounted for using the purchase method for which the date of the acquisition is July 1, 2001, or later. The adoption of SFAS No. 141 will not change the method of accounting we used in previous business combinations.

     In June 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 supersedes APB Opinion No. 17 "Intangible Assets," and requires, among other things, the discontinuance of amortization related to goodwill and indefinite-lived intangible assets. These assets will then be subject to an impairment test at least annually. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill.

     The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, American Dental Partners was required to adopt SFAS No. 142 effective January 1, 2002. At December 31, 2001, American Dental Partners had approximately $2.7 million of goodwill related to the Orthocare, Ltd. acquisition in October 1997. Application of the non-amortization provisions of SFAS No. 142 for goodwill is expected to result in the elimination of amortization expense of approximately $130,000 in 2002.

     At December 31, 2001, American Dental Partners had intangibles with indefinite lives of approximately $85.1 million related to affiliations from November 1996 through 2001. The change from definite lives to indefinite lives in the estimated useful lives of intangible assets is expected to result in the elimination of amortization expense of approximately $3.8 million in 2002.

     Pursuant to SFAS No. 142, American Dental Partners will test its goodwill and intangibles with indefinite lives for impairment upon adoption and, if impairment is indicated, we will record such impairment as a cumulative effect of an accounting change. American Dental Partners is currently evaluating the effect that the adoption may have on its consolidated results of operations and financial position, however, management does not expect there to be any impairment charges in 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 does not apply to us.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The provisions of this Statement generally are to be applied prospectively. We anticipate that the adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.

Quantitative And Qualitative Disclosures About Market Risk

     In the ordinary course of business, we are exposed to interest rate risk. With regard to our revolving credit facility, we are also exposed to variable rate interest for the banks' applicable margins, ranging from 1.00% to 2.75% based upon our debt coverage ratio. As a result of amending our revolving credit facility in July 2000, the banks' margin increased by 1.00% from historical levels. For fixed rate debt, interest rate changes affect the fair value but do not impact earnings or cash flow. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flow. We do not believe a one percentage point change in interest rates would have a material impact on the fair market value of our fixed rate debt. The pre-tax earnings and cash flow impact for one year based upon the amounts outstanding at December 31, 2001 under our variable rate revolving credit facility for each one percentage point change in interest rates would be approximately $502,000 per annum. We do not presently undertake any specific actions to cover our exposure to interest rate risk and we are not party to any interest rate risk management transactions.

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                                    BUSINESS

Overview

     American Dental Partners, Inc. ("ADPI") was formed in 1995 and is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We seek to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. When affiliating with a dental group, we acquire selected non-clinical assets and enter into a long-term service agreement to manage the non-clinical aspects of the dental operations.

          Our objective is to be the leading business partner to dental groups in the United States. Our strategy for achieving this objective is to:

     (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth;
     (ii) affiliate with leading dental groups which have reputations for quality care and proven records of financial performance;
     (iii)increase market penetration of each of affiliated dental groups markets through additional affiliations, recruitment of dentists and facility development;
     (iv) add value to each affiliated dental group by assisting the practice in improving operating performance; and
     (v)  pursue initiatives to ensure the highest quality of care and service.

     We add value to our affiliated dental groups by providing a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of our affiliates and provide assistance with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis.

     From November 1996 (the date of our first affiliation) through December 31, 2001, we completed 43 affiliation transactions, comprising 19 dental groups with 154 dental facilities in 14 states. Our growth has resulted primarily from these affiliations, which consisted of three affiliations completed in 1996, six affiliations completed in 1997, ten affiliations completed in 1998, twelve affiliations completed in 1999, nine affiliations completed in 2000 and three affiliations in 2001.

Dental Care Industry

     The market for dental care is large, growing and highly fragmented. Based on United States Health Care Financing Administration statistics, estimated expenditures for dental care were approximately $60 billion in 2000 and will reach approximately $93 billion by 2008, representing a compound annual growth rate of approximately 6%. We believe that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to:

     (i) increased prevalence of dental benefits offered by employers, including indemnity insurance plans, preferred provider organization ("PPO") plans and, to a lesser extent, capitated managed care plans;
     (ii) increased demand for dental care as a result of the aging population and a greater percentage of the population retaining its dentition; and
     (iii)increased demand for cosmetic dental procedures as a result of an increasing awareness of personal appearance.

     We believe that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of these factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in our business.

     Unlike many other sectors of the health care services industry, the dental care profession remains highly fragmented. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1999, 15% of the approximately 152,000 dentists in the United States were practicing in groups of three or more, up from 4% in 1991. We believe this trend towards the delivery of dental care in a group practice setting will continue.

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     Most dental care performed in the United States is categorized as general dentistry. According to the ADA, in 1999, general dentistry was estimated to represent approximately 81% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 19% of dental care services.

     Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. We categorize indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the dental benefit provider. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

     The National Association of Dental Plans ("NADP") estimated that 153 million people, or 56% of the population of the United States, were covered by some form of dental care plan in 1999. This compares with 124 million people, or 47% of the population of the United States, in 1995 and 96 million people, or 41% of the population of the United States, in 1990. Of the 153 million people with coverage, 43% were covered by indemnity insurance, 18% were covered by capitated managed care plans and 39% were covered by PPO plans. The remaining 120 million people, or 44% of the population of the United States in 1999, did not have dental benefit coverage. We believe that the number of people with dental benefits will continue to increase and that the majority of this growth will be in PPO plans. For instance, according to the NADP, the number of people covered by PPO plans increased from 16 million in 1995 to 48 million in 1999, representing a 32% compound annual growth rate.

     We believe that the increased complexity of managing and operating dental practices, as a result of the growth of both the group practice delivery model and the prevalence of dental insurance plans, has led dental groups to begin to affiliate with entities such as us that:

     (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry;
     (ii) provide information and operating systems that are required to manage effectively in an increasingly complex reimbursement environment;
     (iii)assist with dental benefit provider contracting, realize economies of scale in purchasing and provide access to capital;
     (iv) assist with the development of organizational and ownership structures that will allow dental groups to endure beyond their existing dentist leadership; and
     (v) provide dentists the opportunity to monetize part of the value of their practices.

Business Strategy

     Our objective is to be the leading business partner to dental groups in the United States. In order to achieve this objective, our business strategy is to:

          Expand into carefully selected markets. We focus on markets that:

          (i)  offer the opportunity to gain market share leadership;
          (ii) have a prevalence of dental group practices;
          (iii)have favorable demographics and projected economic growth; and
          (iv) have access to dental schools.

          To date, we have identified approximately 125 markets that currently meet our market selection criteria.

          Affiliate with leading dental groups. In entering a new market, we seek to affiliate with a leading dental group in that market as a platform for expansion. A "platform" dental group is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance.

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

          Increase market penetration. We assist our affiliated dental groups in achieving market share leadership. After affiliating with a leading dental group, we seek to increase market share by assisting the affiliate in recruiting new general and specialty dentists in the same market area and opening new facilities. Additionally, we may affiliate with other dental practices or specialty practices that complement the platform dental group.

          Add value to each affiliated dental group. We support our affiliated dental groups with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. We share the best practices of each of our affiliated dental groups and assist each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. We also provide our affiliates assistance with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis.

          Focus on quality care. We pursue various initiatives to help our affiliates provide the highest quality of care and service. Our goal is to have each affiliated dental group become accredited by the Accreditation Association for Ambulatory Health Care ("AAAHC"). Through our National Professional Advisory Forum, we provide our affiliated dental groups with the opportunity to share clinical knowledge and best clinical practices. We also implement comprehensive patient satisfaction surveys administered by independent third parties. We believe that our focus on quality care enhances:

          (i)  our affiliates' relationships with patients;
          (ii) our affiliates' ability to recruit dentists;
          (iii)our affiliates' attractiveness to dental benefit providers, where appropriate or necessary; and
          (iv) our ability to attract new dental groups as affiliates.

Affiliation Philosophy

     We believe that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

     We believe that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, we operate our business in a decentralized manner, and each affiliated dental group maintains its local identity and operating philosophy. In each affiliation, we strive to maintain the local culture of the affiliated group, and we encourage it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local dental benefit providers and, to the extent possible, maintain the existing management organization.

     Our affiliation model is designed to create a partnership in management between the affiliated dental group and us that allows each party to maximize its strengths and retain its autonomy. Under our affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while we manage the business aspects of the practice. This affiliation model is consistent across groups and, even where permitted by law, we do not employ practicing dentists.

     We believe the core values of a business partnership are shared governance and shared financial objectives and have structured our affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group which is comprised of an equal number of representatives from the affiliated dental group and us. Together, members of the joint policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

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The organizational structure of a dental group before and after affiliation with us is generally as follows:

                                  [FLOW CHART]

Market and Group Selection

     Market Selection

     We have a well-defined market selection criteria. We define potential markets with reference to one or more Metropolitan Statistical Areas ("MSAs"). An MSA is generally a geographic area consisting of a city of at least 50,000 people, together with adjacent communities that have a high degree of economic and social integration with the population center. There are more than 300 MSAs in the United States, and we typically focus on markets with a population of at least 250,000 people that:

     (i)  offer the opportunity to gain market share leadership;
     (ii) have a prevalence of dental group practices;
     (iii)have favorable demographics and projected economic growth; and
     (iv) have access to dental schools.

     We have identified approximately 125 MSAs that currently meet our market selection criteria. At December 31, 2001, our 19 affiliated dental groups served 33 of these MSAs.

     Group Selection

     We seek to affiliate with a leading dental group in each selected market. We focus on group practices because they have greater potential to be market share leaders, are more likely to have implemented quality assurance and peer review policies and procedures and are better positioned to operate in an increasingly complex reimbursement environment. When entering a new market, we seek to affiliate with a platform dental group with a:

     (i)  reputation for quality care;
     (ii) comprehensive range of dental care services;
     (iii)significant market presence; and
     (iv) proven record of financial performance.

     We believe that, although a limited number of platform dental groups exist within any given market, there are a significant number of such groups nationwide. We have identified more than 325 dental groups in our target markets that are not affiliated with us or other dental practice management companies.

     Affiliation Process

     Once we have identified a potential affiliate within a market, our management seeks to determine whether the group shares a common philosophy about the dental profession and common strategic goals and objectives. To this end, we conduct a series of

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

meetings, site visits and presentations with the potential affiliate, during which we discuss trends in the dental profession, our mission and strategy and our affiliation model. We believe that the existence of shared philosophical values is a critical element of each affiliation's ultimate success.

     If it is determined that we mutually share common values, goals and objectives, we then undertake a preliminary due diligence review of clinical, operating and financial information. Based upon this review, we formulate an offer outlining the basic terms and conditions of the affiliation which, if accepted by the dental group, is generally embodied in a letter of intent between the parties.

     Upon signing a letter of intent, we begin a thorough review of the potential affiliate's clinical systems, processes, facilities and compliance with licensing and credentialing requirements, as well as perform legal and accounting due diligence. Affiliation, service and other agreements are then prepared and the transaction is closed. Generally, the affiliation process, from identifying an acceptable affiliation candidate to closing the transaction takes at least twelve months.

     Potential Affiliations

     We are constantly discussing potential affiliations with dental groups that meet our selection criteria, which may be at various stages at any point in time. Our growth to date has resulted in large measure from our ability to affiliate with additional dental practices. Although we have affiliated with many dental practices since our initial affiliation in November 1996, there can be no assurance that additional affiliation candidates can be identified or that the affiliations can be consummated or successfully integrated into our operations. We currently are in discussions with a number of dentists and owners of dental groups about possible affiliations with us. While we continue to evaluate new affiliation opportunities, we intend to focus more on internal operations. As a result, it is expected that the number of new affiliations over the next twelve months will be more than in 2001, but lower relative to 2000.

Market Penetration

     After affiliating with a platform dental group, our strategy is to increase market penetration by expanding existing dental facilities, developing new dental facilities and by affiliating with other leading dental groups that complement or add to the dental care provided by the platform affiliate.

     Increase the Platform Groups' Market Share

     Upon completing an affiliation, we prepare a thorough operating evaluation of the affiliate which builds upon our operational due diligence. Based on this evaluation, we prepare a plan for increasing the affiliate's market penetration. This plan may include one or more of the following methods:

     (i) opening new facilities that are conveniently located in highly populated areas within the MSA or in contiguous MSAs;
     (ii) recruiting additional general and specialty dentists that will complement or enhance the dental care provided by each affiliated dental group;
     (iii)expanding physical capacity by adding new operatories at existing facilities;
     (iv) increasing the utilization of existing physical capacity by expanding hours of operation; and
     (v) growing our affiliate's patient base through increased marketing efforts and expanded relationships with dental benefit providers.

     Affiliations in Existing Markets

     We also increase our market penetration by affiliating with other leading general and specialty dental practices that complement the platform dental group. These practices are selected in much the same manner as the platform dental group. We identify those practices which have an outstanding reputation for quality dental care and provide the type of dental care which will complement or add to the dental care offered by the platform dental group.

     At December 31, 2001, our 19 affiliated dental groups had dental facilities in 33 of our 125 target markets. They provided care to nearly one million active patients, or approximately 3% of these market's total population of 30 million.

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Operations

     Operating Structure

     We operate under a decentralized organizational structure. At the practice level, where permitted by applicable state law, we generally employ the dental hygienists, dental assistants and administrative staff. At each practice, a practice manager typically oversees the day-to-day business operations. The practice manager and administrative staff are responsible for, among other things, facility staffing, patient scheduling, on-site patient invoicing and ordering office and dental supplies. We believe local office scheduling is crucial because it allows each practice to accommodate the needs of its patients and increase the productivity of its dentists.

     We have regional management team that supervises the operations of one or more affiliates. This team provides support in areas such as recruiting, hiring and training facility staff, developing and implementing operating policies and procedures, administering employee benefits, billing and collecting accounts receivable, processing payroll, information systems, accounting, marketing and facilities development and management.

     Each regional management team reports to one of our operating vice presidents. An operating vice president is responsible for monitoring the operating performance of multiple affiliated dental groups in multiple markets. Each operating vice president participates as a member of the joint policy board of each of the affiliated dental groups for which he or she has management oversight responsibilities. The operating vice presidents are responsible for overseeing the development of operating plans and annual budgets and monitoring actual results. Additionally, we support each of our dental groups with analyses of the capacity, utilization and productivity of each dental facility. This analysis assists each practice in improving its operating performance from both a clinical and financial perspective.

     On a national level, we support our affiliates in several ways. We assist with:

     (i) sharing best clinical practices through our National Professional Advisory Forum;
     (ii) preparing for survey by the Accreditation Association for Ambulatory Health Care;
     (iii)developing training programs for the practice managers and administrative staff;
     (iv) designing, locating and leasing new dental facilities;
     (v)  evaluating and negotiating dental benefit provider contracts;
     (vi) evaluating and negotiating local practice affiliations;
     (vii)developing budgets and implementing accounting and financial systems;
     (viii)developing and implementing practice management and other information systems;
     (ix) professional recruitment; and
     (x)  administering employee benefit plans.

     We also take advantage of economies of scale by contracting for various goods and services. For example, we have arranged for national contracts for the purchase of dental supplies and equipment, long distance telephone services, professional, casualty and general liability insurance, employee benefits such as a 401(k) plan, flexible spending program, life insurance and disability insurance and payroll processing.

     National Professional Advisory Forum

     We have organized the National Professional Advisory Forum ("NPAF") to provide guidance to our affiliated dental groups with respect to the clinical aspects of dentistry. Leading dentists from our affiliated dental groups are selected to participate in the NPAF. The NPAF meets on a regional basis and a national basis each year and provides a forum for dentists to share the best clinical practices of their respective dental groups and an opportunity for them to build professional relationships with other dental groups affiliated with us. These dentists, as a result of their affiliation with us, share common long-term goals. This enables the discussion at the NPAF to be more open than it may be in other professional settings. While the primary emphasis of the NPAF is on the clinical aspects of dentistry, it also provides our management an opportunity to continue to build strong, mutually beneficial partner relationships with our affiliated dental groups.

     Payor Relationships and Reimbursement Mix

     We believe that our affiliated dental groups' clinical philosophy should not be compromised by economic decisions. We recognize, however, that the source of payment for services affects operating and financial performance. We assist our affiliates in analyzing their revenue and payor mix on an ongoing basis and recommend methods by which the affiliated dental group can

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

improve operating efficiency while not compromising this clinical practice philosophy. As a general rule, we believe that growth in a market is best facilitated where the payor mix of our affiliates mirrors the payor mix for their community. We assist each of our affiliated dental groups in evaluating and negotiating dental benefit provider contracts.

     We believe it is advantageous to be affiliated with dental groups that have successfully provided care to patients under all reimbursement methodologies. Since a shift is taking place in the dental benefits market from capitated managed care dental plans to PPO plans and, to a lesser extent, traditional fee-for-service plans, we believe that our affiliates' experience in operating under all of these plans provides them with a competitive advantage. Most of our affiliated dental groups provide care under traditional fee-for-service plans and non-fee-for-service plans. The following table provides the aggregate payor mix of our affiliates for the years ended December 31:

                               1999   2000    2001
                               ----   ----    ----
Fee-for-service                 44%    46%     47%
PPO plans                       14%    21%     25%
Capitated managed care plans    42%    33%     28%

     In today's dental economy, many of our affiliated dental groups are challenged with strong patient demand and fluctuations in labor markets. This combination can create an unstable practice environment which negatively impacts staff retention. Given these market dynamics, in selected markets, our affiliated dental groups have been realigning their reimbursement mix towards dental benefit plans designed to address the realities of the marketplace. This has largely been accomplished with the cooperation of the dental benefit provider community in general. There can be no assurance, however, that the shift in reimbursement mix will not result in the termination of certain third party payor contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Facilities Development and Management

     We believe an inviting professional environment is a critical aspect of overall patient satisfaction. Each of our facilities is constructed to be warm, attractive and inviting to the patients in addition to being highly functional. Our dental facilities typically have eight to ten operatories and accommodate general and specialty dentists, dental hygienists and dental assistants, a practice manager and a receptionist. Generally, our facilities are either stand alone or located within a professional office building or medical facility.

     We work with each of our affiliated dental groups in analyzing utilization of existing capacity and identifying facility upgrade and expansion priorities. We also provide our affiliates guidance in the site selection process. We initially construct each facility as appropriate for the market and add or equip additional operatories as necessary based on capacity and utilization analyses.

     We use architectural design services to improve the facility design process and to ensure that all facilities are properly constructed and meet the standards set forth by the AAAHC and Occupational Safety and Health Administration/American Dental Association. To this end, we work with each affiliated dental group to establish a defined set of standards which are consistent with the desires of the dental group. We believe such facility standards are necessary to speed the site development process and create consistency across newly developed facilities, leading to enhanced staff and dentist productivity.

     Budgeting and Planning; Financial Information System

     We assist each affiliate with budgeting and planning. Together with each affiliate, we develop on an annual basis a strategic plan for increased market penetration. We then jointly develop a budget which sets specific goals for revenue growth, operating expenses and capital expenditures. Once a budget has been approved, we measure the financial performance of each affiliated dental group on a monthly basis and compare actual performance to budget.

     Our financial information system enables us to measure, monitor and compare the financial performance of each affiliated dental group on a standardized basis. The system also allows us to track and control costs and facilitates the accounting and financial reporting process. This financial system is installed in all affiliated dental groups.

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     Practice Management Systems

     We use various dental practice management software systems to facilitate patient scheduling, to invoice patients and insurance companies, to assist with facility staffing and for other practice related activities. In connection with our affiliation with Park Dental, we acquired the rights to Comdent, a proprietary practice management software system which has been used and continuously enhanced at Park Dental since 1987. We believe that Comdent's scheduling, electronic data interchange and data management features are superior to others that are commercially available. In addition, Comdent is scalable and capable of accommodating large multi-site dental groups. We expect to have all of our multi-specialty dental groups on Comdent or Quality Systems, Inc. ("QSI"), a third party practice management system, by year end 2003. We are also developing a data warehouse and decision support system to analyze information from the dental practice management systems in use.

Affiliation Structure

     Service Agreement

     We have entered into a service agreement with each affiliated professional corporation ("PC") pursuant to which we perform all administrative, non-clinical aspects of the dental group. We expect that each new affiliated PC will enter into a similar service agreement or become a party to an existing service agreement at the time of affiliation with us. We are dependent on our service agreements for the vast majority of our operating revenue. The termination of one or more of these service agreements could have a material adverse effect on us.

     We are responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. These services include assisting our affiliates with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis.

     The PC is responsible for recruiting and hiring all of the dentists necessary to provide dental care. We do not assume any authority, responsibility, supervision or control over the provision of dental care to patients. The service agreement requires the PC to enter into an employment or independent contractor agreement with each dentist retained by the PC. The service agreement also requires the PC to implement and maintain quality assurance and peer review programs, maintain professional and comprehensive general liability insurance covering the PC and each of its dentists and abide by non-competition and confidentiality provisions.

     We and each PC establish a joint policy board which is responsible for developing and implementing management and administrative policies for the dental operation. The joint policy board consists of an equal number of representatives designated by us and the PC. The joint policy board members designated by the PC must be licensed dentists employed by the PC. The joint policy board's responsibilities include the review and approval of the long-term strategic and short-term operational goals, objectives, and plans for the dental facilities, all annual capital and operating budgets, all renovation and expansion plans and capital equipment expenditures with respect to the dental facilities, all advertising and marketing services, and staffing plans regarding provider and support personnel for the dental group. The joint policy board also reviews and monitors the financial performance of the PC with respect to the attainment of the PC's budgeted goals. The joint policy board also has the authority to approve or disapprove any merger or combination with, or acquisition of, any dental practice by the PC. Finally, the joint policy board reviews and makes recommendations with respect to contractual relationships between the PC and dental benefit providers. However, the PC has final approval over matters relating to dental care, including all dental benefit plan provider contracts and patient fee schedules.

     The PC reimburses us for actual expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to us for business services. Under certain service agreements, our service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of our dental facilities. Under certain service agreements our service fees consist of a fixed monthly fee and an additional variable fee. Under certain service agreements, our service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of us and the affiliated dental group in a formal budgeting process. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits, and certain other expenses of the dentists. Pursuant to the terms of the service agreements, we bill patients and third party payors on behalf of the affiliated PCs. Such funds are applied in the following order of priority:

     (i) reimbursement of expenses incurred in connection with the operation and administration of the dental facilities;
     (ii) repayment of advances, if any, made by us to the PC;

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     (iii)payment of the monthly fee;
     (iv) payment of provider expenses; and
     (v)  payment of the additional variable fee, as applicable.

     Each of our current service agreements is for an initial term of 40 years and automatically renews for successive five-year terms, unless terminated by notice given at least 120 days prior to the end of the initial term or any renewal term. In addition, the service agreement may be terminated earlier by either party upon the occurrence of certain events involving the other party, such as our dissolution, bankruptcy, liquidation, or our failure to perform our material duties and obligations under the service agreement. In the event a service agreement is terminated, the related affiliated dental practice is generally required to purchase, at our option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental group.

     Employment Agreements with Dentists

     The service agreements require that all dentists practicing full-time at the dental facilities enter into employment agreements with their respective PCs. The employment agreements with dentists who are owners of the PCs generally are for a specified initial term of up to five years and may not be terminated by the dentists without cause during such initial term. The employment agreements with other dentists may be for terms up to 18 months. Such employment agreements are usually terminable by either party upon advance written notice, which in most cases is 90 days, and are terminable by the PC for cause immediately upon written notice to the dentist. Such agreements typically contain non-competition provisions which prohibit the dentist from engaging in the practice of dentistry or otherwise performing professional dental services within a specified geographic area, usually a specified number of miles from the relevant dental facility, following termination. The non-competition restrictions are generally for one to two years following termination.

Competition

     The dental services industry is highly competitive and is expected to become more competitive. Our affiliates compete with other dental practices in their market. We compete with more than ten other companies that provide business services to dentists, as well as those seeking to affiliate with existing dental practices through service agreement arrangements. We believe that the principal factors of competition between companies that provide business services to dentists are their affiliation methods and models, the number and reputation of their existing affiliates, their management expertise and experience, the sophistication of their management information, accounting, finance and other systems and their operating methods. We believe that we compete effectively with other companies that provide business services to dentists with respect to these factors.

Government Regulation

     General

     The practice of dentistry is highly regulated, and our operations and those of our affiliated dental practices are subject to numerous state and federal laws and regulations. Furthermore, we may become subject to additional laws and regulations as we expand into new markets. There can be no assurance that the regulatory environment in which we and our affiliated dental groups operate will not change significantly in the future. Our ability to operate profitably will depend, in part, upon us and our affiliated dental groups obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable laws.

     State Regulation

     Every state imposes licensing and other requirements on individual dentists and dental facilities and services. Except for Wisconsin, the laws of the states in which we currently operate prohibit, either by specific statutes, case law or as a matter of general public policy, entities not wholly owned or controlled by dentists, such as us, from practicing dentistry, from employing dentists and, in certain circumstances, dental assistants and dental hygienists, or from exercising control over the provision of dental services. Many states prohibit or restrict the ability of a person other than a licensed dentist to own, manage or control the assets, equipment or offices used in a dental practice. The laws of some states prohibit the advertising of dental services under a trade or corporate name and require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion.

     There are certain regulatory issues associated with our role in negotiating and administering managed care contracts. To the extent that we or any affiliated dental group contracts with third party payors, including self-insured plans, under a capitated or other arrangement which causes us or such affiliated dental group to assume a portion of the financial risk of providing dental care, we or such affiliated dental group may become subject to state insurance laws. If we or any affiliated dental group is determined to be engaged in the business of insurance, we may be required to change the method of payment from third party payors or to seek appropriate licensure. Any regulation of us or our affiliated dental groups under insurance laws could have a material adverse effect on our business, financial condition and results of operations. Through our role in negotiating and administering managed care and other provider contracts, we are also subject to regulation in certain states as an administrator and must ensure that our activities comply with relevant regulation.

     Many states' laws and regulations relating to the practice of dentistry were adopted prior to the emergence of providers of business services to dental groups like us. As a result, a number of states, including states in which we currently operate, are in the process of reviewing and/or amending their laws or regulations relating to the practice of dentistry and dentists' business arrangements with unlicensed persons like us. There can be no assurance that any amendments or new laws or regulations, or the interpretation or application of existing or new laws or regulations, will not have a material adverse effect on our business, financial condition and results of operations.

     Federal Regulation

     The dental industry is also regulated at the federal level to the extent that dental services are reimbursed under federal programs. Participation by the affiliated dental groups and their dentists in such programs subject them, and potentially us, to significant regulation regarding the provision of services to beneficiaries, submission of claims and related matters, including the types of regulations discussed below. Violation of these laws or regulations can result in civil and criminal penalties, including possible exclusion of individuals and entities from participation in federal payment programs.

     The federal anti-kickback statutes prohibit, in part, and subject to certain safe harbors, the payment or receipt of remuneration in return for, or in order to induce, referrals, or arranging for referrals, for items or services which are reimbursable under federal payment programs. Other federal laws impose significant penalties for false or improper billings or inappropriate coding for dental services regardless of the payor source. The federal self-referral law, or "Stark law," prohibits dentists from making referrals for certain designated health services reimbursable under federal payment programs to entities with which they have financial relationships unless a specific exception applies. The Stark law also prohibits the entity receiving such referrals from submitting a claim for services provided pursuant to such referral. We may be subject to federal payor rules prohibiting the assignment of the right to receive payment for services rendered unless certain conditions are met. These rules prohibit a billing agent from receiving a fee based on a percentage of collections and may require payments for the services of the dentists to be made directly to the dentist providing the services or to a lock-box account held in the name of the dentist or his or her dental group. In addition, these rules provide that accounts receivables from federal payors are not saleable or assignable.

     Federal antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Finally, dental practices are also subject to compliance with federal regulatory standards in the areas of safety and health.

Legal Proceedings

     From time to time, we may be subject to litigation incidental to our business. We are not presently a party to any material litigation. The dentists employed by, or independent contractors of, our affiliated PCs are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding applicable insurance coverage which could have a material adverse effect on our business, financial condition and results of operations.

Facilities and Employees

     We lease most of our dental facilities. Typically, each acquired dental facility is located at the site used by the dental group prior to affiliating with us. As of March 31, 2002, we owned or leased 155 dental facilities, 10 local management offices and our corporate office. Our corporate office is located at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts, in approximately 8,300 square feet occupied under a lease which expires in March 2007. The Company considers that its properties are in good condition, are well maintained and are generally suitable and adequate to carry on the Company's business.

     Typically, each dental facility has some excess capacity to allow for future growth. In 2001, some dental facilities operated at or near capacity and others operated moderately below capacity due to the excess capacity created by the contract terminations by Cigna Dental and Protective Life with three of our affiliates. The excess capacity arising from the contract terminations in certain markets will likely continue in the near future.

     In 2001, our dental facilities operated at levels of utilization which varied from affiliate to affiliate, but overall were satisfactory.

     As of March 31, 2002, we employed 1,427 people. This amount included 678 hygienists and dental assistants and 749 administrative and management personnel located at our dental facilities, local management offices and our corporate office. In addition, we are affiliated with 351 dentists, as well as 254 hygienists and dental assistants located in states which prohibit our employment of hygienists and/or dental assistants, all of whom were employees or independent contractors of their respective affiliated PCs. We consider our relations with our employees to be good.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth information concerning each of our executive officers and directors:

                Name                Age                  Position
                ----                ---                  --------
     Gregory A. Serrao ..........   39    Chairman, President and Chief Executive Officer
     Joseph V. Errante, D.D.S ...   46    Senior Vice President - Business Development
     Michael F. Frisch ..........   44    Senior Vice President - Regional Operations
     Paul F. Gill ...............   56    Senior Vice President - Regional Operations
     Michael J. Vaughan .........   48    Senior Vice President and Chief Operating Officer
     Ian H. Brock ...............   32    Vice President - Finance
     Breht T. Feigh .............   35    Vice President - Chief Financial Officer and Treasurer
     Roger A. Horton, D.M.D .....   47    Vice President - Information Systems
     Jesley C. Ruff, D.D.S ......   47    Vice President - Chief Professional Officer
     Peter G. Swenson ...........   30    Vice President - Market Development
     Gregory T. Swenson, D.D.S ..   67    Director and President of Park Dental
     James T. Kelly (1) .........   55    Director
     Martin J. Mannion (1)(2) ...   42    Director
     Derril W. Reeves (1)(2) ....   58    Director

----------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

     Mr. Serrao founded American Dental Partners, Inc. and has served as our President, Chief Executive Officer and a Director since December 1995 and as Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. ( "Cardinal Health "). From 1991 to 1992, Mr. Serrao served as Vice President--Corporate Development of Cardinal Health. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. where he co-founded its health care investment banking group and specialized in mergers, acquisitions and public equity offerings.

     Dr. Errante has served as our Senior Vice President - Business Development since January 2000. From November 1998 through December 1999, Dr. Errante served as Vice President - Regional Operations. From January 1996 to October 1998, Dr. Errante served as Chief Executive Officer of Innovative Practice Concepts, Inc. (which we acquired in January 1998). From January 1996 to January 1998, Dr. Errante also served as Chairman of Associated Dental Care Providers, P.C., one of our affiliated dental groups, which he co-founded in 1985. From 1992 to 1996, Dr. Errante served as Chief Executive Officer and Chairman of Associated Companies, Inc., the management company that operated Associated Health Plans, Inc. ( "AHP "), a managed care dental plan in Arizona. From 1985 to 1992, Dr. Errante served as the Dental Director for AHP. Dr. Errante is currently the Immediate Past President of the American Academy of Dental Group Practice ( "AADGP ") and sits on the Managed Care Dental Advisory Board to Proctor and Gamble.

     Mr. Frisch has served as our Senior Vice President - Regional Operations since January 2000. From June 1997 through December 1999, Mr. Frisch served as Vice President - Regional Operations. From January 1997 to June 1997, Mr. Frisch was Director - National Support Initiatives. From July 1996 to December 1996, Mr. Frisch was an independent consultant to us. From June 1993 to July 1996, Mr. Frisch served as Vice President and General Manager of National Specialty Services, Inc., a subsidiary of Cardinal Health. From July 1986 to June 1993, Mr. Frisch was employed by VHA, Inc., a national health care alliance, in a variety of marketing, business development and management positions.

     Mr. Gill has served as our Senior Vice President - Regional Operations since January 2001. From October 1993 to December 2000, Mr. Gill served as Administrator for Riverside Dental Group, one of our affiliated dental groups. From September 1991 to September 1993, Mr. Gill served as Community Development Director for the City of Moreno Valley, California. Before working for the City of Moreno Valley, Mr. Gill served as a career Air Force officer and pilot. His last assignment was as Commander of March Air Force Base in California.

     Mr. Vaughan has served as our Senior Vice President - Chief Operating Officer since October 2001. From January 2001 to September 2001, Mr. Vaughan served as Senior Vice President - Regional Operations. From January 2000 to December 2000, Mr. Vaughan served as Vice President - Operations. From 1996 to 1999, Mr. Vaughan served as Regional Vice President for Cardinal Distribution, a subsidiary of Cardinal Health. From 1988 to 1995, Mr. Vaughan held the positions of Vice President and General Manager of Cardinal Distribution's Knoxville, Tennessee and Zanesville, Ohio facilities and also Vice President of Strategic Initiatives. Prior to joining Cardinal Health, Mr. Vaughan worked for McKesson HBOC in various sales management positions.

     Mr. Brock has served as our Vice President - Finance since October 2001. Mr. Brock was Vice President - Financial Planning from January 2001 to September 2001, Director - Financial Planning from February 1998 to December 2000 and Assistant Controller from September 1996 to January 1998. Prior to joining us, Mr. Brock worked for American Medical Response, Inc., ("AMR") a national provider of ambulance services, as a corporate financial analyst from October 1995 to August 1996 and as an accounting manager and financial analyst from June 1991 to September 1995 with AMR of Connecticut, Inc., one of AMR's four founding subsidiaries.

     Mr. Feigh has served as our Vice President - Chief Financial Officer and Treasurer since January 2001, served as Vice President - Strategic Initiatives from January 2000 to December 2000 and was Director - Corporate Development from October 1997 to December 1999. Prior to joining us, Mr. Feigh was employed in the health care mergers and acquisition group of Robertson, Stephens & Company from 1996 to 1997. From 1994 to 1996, he was employed in the Latin American investment banking group of ING Barings, and from 1989 to 1993, he was employed in the health care investment banking group of Dean Witter Reynolds, Inc.

     Dr. Horton has served as our Vice President - Information Systems since January 2001 and was Director - Information Systems from May 1997 to December 2000. Dr. Horton has an extensive background in both dentistry and information systems. After receiving his D.M.D. from the University of Pittsburgh and completing first a clinical residency and then a fellowship at the University of Colorado and Wake Forest University, respectively, he spent several years as a member of the faculty and staff at the Department of Dentistry at Wake Forest University School of Medicine. He also spent several years as an independent systems consultant focused on the development of software applications in dentistry and medical image processing.

     Dr. Ruff has served as our Vice President - Chief Professional Officer since January 1999 and has chaired our National Professional Advisory Forum since January 1997. From 1992 to 1998, Dr. Ruff served as President of Wisconsin Dental Group, S.C., one of our affiliated dental groups, where he was employed as a practicing dentist and held a variety of positions since 1985. In 1994, Dr. Ruff served on the Board of Directors of the National Association of Prepaid Dental Plans. From 1983 to 1991, Dr. Ruff was an Assistant Professor at the Marquette University School of Dentistry and an adjunct faculty member from 1991 to 1996, where he held a variety of clinical faculty and grant-related positions.

     Mr. Swenson has served as our Vice President - Market Development for the Company since January 2000. Mr. Swenson was Director - Market Development from January 1998 to December 1999 and Director - Facility Development from January 1997 to December 1997. From April 1994 to December 1996, Mr. Swenson was Manager
- Facilities Development of Park Dental, one of our affiliated dental groups.

     Dr. Swenson has served as President of PDHC, Ltd., President of Park Dental and one of our Directors since November 1996. From 1983, when he co-founded Park, to November 1996, Dr. Swenson served as Chairman and Chief Executive Officer of Park. Dr. Swenson was a member of the AADGP from 1980 until 1995, serving on many occasions as a practice auditor in the AADGP's accreditation program. In 1978, Park's predecessor was the second group practice to receive AADGP's accreditation certificate. In 1973, a national referee committee selected Dr. Swenson to the American Association of Endodontics, a society with which he maintained a membership until 1989. In 1972, after practicing solo dentistry for ten years, he formed a partnership with colleagues and helped build Park's predecessor group practice. Dr. Swenson is a member of the Minnesota State Dental Association, the American Dental Association, and Federation Dentaire Internationale. From 1980 to 1996, Dr. Swenson served on the Board of Directors of Marquette Bank Brookdale.

     Mr. Kelly has been one of our Directors since February 1997. Mr. Kelly served as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services, from April 1994 through March 2000. Mr. Kelly served as the Chief Executive Officer of Lincare from June 1986 through December 1996. Prior to 1986, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation over a 19-year period.

     Mr. Mannion has been one of our Directors since January 1996 and served as our Chairman from January 1996 through October 1997. Mr. Mannion is a general partner with Summit Partners, a private equity capital firm, where he has been employed since 1985.

     Mr. Reeves has been one of our Directors since February 1997. Mr. Reeves is Executive Vice President of Development of Surgis, Inc., an outpatient surgery center company where he has been employed since July 2001. From January 1998 through 2000, Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer of PhyCor, Inc., a physician practice management company. From 1974 through 1976, Mr. Reeves was with Hospital Affiliates International ("HAI") where he served as Vice President of Hospital Management Corporation, the hospital management subsidiary of HAI. In 1977, he joined Hospital Corporation of America ("HCA") to head the growth function for HCA's management company. Mr. Reeves was a Vice President of HCA and also Vice President of Development for HCA Management Company until 1985. In 1985, he moved to HCA Health Plans as Vice President of Sales and Marketing and was instrumental in the creation of Equicor where he was Senior Vice President, National Sales.

Board of Directors

     Our Board of Directors is divided into three classes, with each class elected to serve a staggered three-year term. The Class I director, whose term will expire at the 2004 annual meeting of stockholders subject to re-election, is Dr. Swenson. The Class II directors, whose terms will expire at the 2002 annual meeting of stockholders, are Messrs. Mannion and Kelly. The Class III directors, whose terms will expire at the 2003 annual meeting of stockholders, are Messrs. Serrao and Reeves. The classified Board of Directors may increase the difficulty of consummating or discourage a business combination or an attempt to gain control of us that is not approved by our Board of Directors. Our executive officers are elected annually by and serve at the discretion of our Board of Directors. See "Employment Agreements."

Compensation of Directors

     Directors who are not our employees, employees of one of our subsidiaries or our largest shareholder (collectively, "Compensated Directors") receive a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, directors who are not our employees or employees of one of our subsidiaries are eligible to receive options under our 1996 Amended and Restated Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. In 2001, each Compensated Director also received an annual fee of $15,000. Directors who are not Compensated Directors do not receive additional compensation for serving as directors.

Compensation of Executive Officers

     The following table sets forth information with respect to compensation paid to or accrued on behalf of our Chief Executive Officer and our four most highly compensated executive officers whose annual compensation exceeded $100,000 during 2001.

Summary Compensation Table

                                                 Annual Compensation                   Long-Term Awards
                                   -------------------------------------------------   ----------------
                                                                         Other            Securities
                                                                        Annual            Underlying         All Other
                                   Year   Salary ($)   Bonus ($)   Compensation/(1)/      Options(#)      Compensation/(2)/
                                   ----   ----------   ---------   -----------------   ----------------   -----------------
Gregory A. Serrao...............   2001    $300,000    $ 98,000      $     --               13,959             $5,106
   Chairman,  President            2000    $225,000    $110,000      $     --               92,400             $5,001
   and Chief Executive             1999    $185,000    $111,000      $     --               25,000             $2,447

Paul F. Gill....................   2001    $180,000    $ 20,000      $     --                9,442             $4,982
   Senior Vice President-
   Regional Operations

Joseph V. Errante, DDS..........   2001    $150,000    $ 30,000      $129,913/(3)/           7,360             $4,494
   Senior Vice President-          2000    $145,000    $ 58,000      $ 21,052/(3)/          23,000             $4,350
   Business Development            1999    $140,000    $ 44,100      $     --                6,000             $2,100

Breht T. Feigh..................   2001    $148,750    $ 30,000      $     --               14,218             $3,500
   Vice President,                 2000    $108,000    $ 33,235      $     --               25,000             $2,979
   Chief Financial Officer
   and Treasurer

Michael J. Vaughan..............   2001    $145,000    $ 29,000      $     --               14,442             $4,336
   Senior Vice President-
   Chief  Operating
   Officer

----------
/(1)/ Except as specifically noted, no Other Annual Compensation for any Named Executive Officer exceeded $50,000 or 10% of the total salary and bonus for such officer.
/(2)/     Represents matching contributions under the Company's 401(k) plan.
/(3)/     Consists of moving and relocation expenses.

                        Option Grants In Last Fiscal Year

          The following table sets forth all grants of stock options to the executive officers named in the Summary Compensation Table during 2001:

                                                                                              Potential Realizable
                                                      Individual Grants                         Value at Assumed
                              -------------------------------------------------------------   Annual Rates of Stock
                                  Number of                                                    Price Appreciation
                                  Securities         % of Total      Exercise                    for Option Term
                              Underlying Options   Options Granted     Price     Expiration   ---------------------
                                Granted (#)(1)     in Fiscal Year    ($/Share)      Date        5%($)      10%($)
                              ------------------   ---------------   ---------   ----------    -------    --------
Gregory A. Serrao..........         13,959               8%            $7.88      3/16/11      $69,176    $175,307
Paul F. Gill...............          4,442               3%            $7.88      3/16/11      $22,013    $ 55,786
                                     5,000               3%            $6.90      9/04/11      $21,697    $ 54,984
Joseph V. Errante, D.D.S...          7,360               4%            $7.88      3/16/11      $36,474    $ 92,432
Breht T. Feigh.............          4,218               2%            $7.88      3/16/11      $20,903    $ 52,973
                                    10,000               6%            $6.90      9/04/11      $43,394    $109,968
Michael J. Vaughan.........          4,442               3%            $7.88      3/16/11      $22,013    $ 55,786
                                    10,000               6%            $6.90      9/04/11      $43,394    $109,968

     (1) All option grants were issued under the Amended and Restated 1996 Stock Option Plan, as amended. The exercise price of such options is no less than the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.
     (2) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast actual future appreciation of the Company's Common Stock. No gain to optionees is possible without an actual increase in the price of the Company's shares, which would benefit all of the Company's shareholders. All calculations are based on a ten-year option period.

   Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

          The following table sets forth the number of securities underlying unexercised options and the value of in-the-money stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2001 /(1)/:

                                Number of Securities Underlying      Value of Unexercised
                                    Unexercised Options at           In-the-Money Options
                                     December 31, 2001 (#)         at December 31, 2001 ($)
                                -------------------------------   ---------------------------
                                  Exercisable   Unexercisable     Exercisable   Unexercisable
                                  -----------   -------------     -----------   -------------
Gregory A. Serrao ...........       504,470        98,759         $1,613,512         $--
Paul F. Gill ................         2,850        12,992         $       --         $--
Joseph V. Errante, D.D.S ....        17,000        30,360         $       --         $--
Breht T. Feigh ..............        17,263        34,763         $       --         $--
Michael J. Vaughan ..........         6,250        33,192         $       --         $--

----------
/(1)/ There were no stock options exercised by executive officers named in the Summary Compensation Table during 2001.

Employment Agreements

          We and Mr. Serrao entered into an Amended and Restated Employment and Non-Competition Agreement effective January 2, 2001. Under the agreement, Mr. Serrao receives an annual base salary, which is currently $300,000 (subject to potential annual salary increases), and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated by us without cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination plus his pro rata share of any bonus which otherwise would have been payable. If Mr. Serrao's employment is terminated by Mr. Serrao for "good reason" (as defined in the employment agreement), he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) plus payment equal to the full amount of the bonus that otherwise could have been payable.

          We have a four-year employment agreement with Dr. Errante which terminates in January 2003. Under his employment agreement, Dr. Errante receives an annual base salary, (subject to potential annual salary increases), and a bonus in an amount up to 35% of his then current base salary. Dr. Errante is also subject to non-competition and confidentiality provisions in the employment agreement. If Dr. Errante's employment is terminated prior to the end of the four-year term by us for any reason other than for cause, he is entitled to receive severance benefits which include severance payments in an amount equal to the lesser of the remainder of the term or one year of his then current base salary.

Compensation Committee Interlocks

          Messrs. Mannion and Reeves serve as the current members of the Company's Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

          The Company acquired PDHC, Ltd. ("Park") pursuant to an Acquisition and Exchange Agreement effective November 12, 1996 (the "Acquisition Agreement"), among the Company, Park and all of the shareholders of Park, including Dr. Swenson, a director of the Company. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of Subordinated Notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. Dr. Swenson received $74,848 in principal and interest payments under the Subordinated Notes in 2001. The Company expects to continue to make payments under the Subordinated Notes in 2002. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between representatives of the Company and Park, including Dr. Swenson.

          Peter G. Swenson, Dr. Gregory T. Swenson's son, is an employee and executive officer of the Company. In 2001, Mr. Swenson earned $134,000 in salary and bonus from the Company. The Company expects that Mr. Swenson will continue to be employed by, and an executive officer of the Company in 2002.

          The Company acquired Innovative Practice Concepts, Inc. pursuant to a Stock Purchase Agreement dated December 22, 1997 (the "Purchase Agreement") among the Company, Associated Dental Care Providers, P.C. ("Associated"), Innovative Practice Concepts, Inc. ("IPC") and the shareholders of IPC. The transaction was effective January 1, 1998. Under the Purchase Agreement, the shareholders of IPC received an aggregate of $2,910,000 in cash less certain amounts applied to pay off indebtedness of IPC to Joseph V. Errante, D.D.S. and his sister Margaret E. Errante, D.D.S., $500,000 principal amount of Subordinated Notes of the Company and 34,800 shares of Common Stock in consideration for the exchange of all of their IPC shares. All of the stock of IPC was owned by Dr. Joseph Errante, Dr. Margaret Errante and trusts for the benefit of certain members of their families. The terms and conditions of the acquisition of IPC, including the consideration received for the exchange of the IPC shares, were based upon arms-length negotiations between representatives of the Company and representatives of IPC, including Dr. Joseph Errante, who became Vice President - Regional Operations in November 1998 and is currently Senior Vice President - Business Development. Dr. Joseph Errante received $44,180 in principal and interest payments under the Subordinated Notes in 2001. The Company expects to continue to make payments under the Subordinated Notes in 2002.

          The Company entered into registration rights agreements with the former shareholders of Park. These registration rights agreements contain provisions which grant the former shareholders of Park piggy back registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights.

          In connection with the Park and IPC transactions, the Company entered into service agreements with the professional corporations owned in part by Drs. Swenson and Errante, respectively. These professional corporations are PDG, P.A. ("PDG") and Associated Dental Care Providers, P.C. ("Associated"). These service agreements are on substantially the same terms and conditions as all of the Company's other service agreements. The amounts received by subsidiaries of the Company under the service agreements with PDG and Associated in 2001 were approximately $48,036,000 and $5,257,000, respectively, of which $38,207,000 and $5,257,000, respectively, were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities. At December 31, 2001, Dr. Swenson owned approximately 5% of the issued and outstanding capital stock of PDG and Dr. Errante owned approximately 23% of the issued and outstanding capital stock of Associated.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 21, 2002, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) the Company's directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                      Shares Beneficially Owned(1)
                                                                      ----------------------------
                                                                          Number     Percentage
                                                                         ---------   ----------
Summit Ventures(2)(3) .............................................      2,384,787     33.1%
Martin J. Mannion(2)(3) ...........................................      2,384,787     33.1%
Stadium Capital Management, LLC(4) ................................      1,145,050     15.9%
Gregory A. Serrao(3)(5) ...........................................        856,060     11.1%
Times Square Capital Management, Inc.(6) ..........................        573,000      8.0%
Wanger Asset Management, L.P.(7) ..................................        410,000      5.7%
Gregory T. Swenson, D.D.S.(3)(8) ..................................        352,181      4.9%
Joseph V. Errante, D.D.S.(3)(9) ...................................         53,648        *
Breht T. Feigh(3) .................................................         38,855        *
Derril W. Reeves(3) ...............................................         24,025        *
James T. Kelly(3) .................................................         21,025        *
Michael J. Vaughan(3) .............................................         12,325        *
Paul F. Gill(3) ...................................................          7,080        *
All executive officers and directors as a group (14 persons)(10)...      3,884,838     48.9%

----------
*    less than 1%
(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are currently exercisable or exercisable within 60 days of March 21, 2002. As of such date, a total of 7,204,695 shares of Common Stock were issued and outstanding and options for 1,032,142 shares were exercisable.
(2) Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners and Mr. Mannion is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02110.
(3) Includes options for 8,625 shares for Mr. Mannion, 521,560 shares for Mr. Serrao, 44,046 shares for Dr. Swenson, 23,840 shares for Dr. Errante, 21,770 shares for Mr. Feigh, 21,025 shares for Mr. Reeves, 21,025 shares for Mr. Kelly, 11,111 shares for Mr. Vaughan and 4,311 shares for Mr. Gill, respectively, which are currently exercisable or exercisable within 60 days of March 21, 2002.
(4) The address for Stadium Capital Management, LLC is 430 Cowper Street, Suite 200, Palo Alto, California 94301
(5) Includes 9,508 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 7,500 shares held by Mr. Serrao's minor children and 5,000 shares held by Mr. Serrao's wife. The address for Mr. Serrao is American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.
(6) The address for Times Square Capital Management, Inc. is Four Times Square, 25th Floor, New York, New York 10036.
(7) The address for Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(8) Includes 135,549 shares owned by a family trust, of which Dr. Swenson is the grantor.
(9) Includes 932 shares owned by a family trust, of which Dr. Errante is the grantor, and 1,390 shares owned by a family trust, of which Dr. Errante is the trustee.
(10) Includes options for 745,839 shares for all executive officers and directors as a group which are currently exercisable or exercisable within 60 days of March 21, 2002.

                          DESCRIPTION OF CAPITAL STOCK

     Preferred Stock

     We are authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value. At the closing of the initial public offering, 400,000 shares of our Series A Convertible Preferred Stock (which were converted into 2,399,995 shares of our Common Stock) and 70,000 shares of our Series B Redeemable Preferred Stock (which were redeemed for cash) were restored to the status of undesignated preferred stock available for issuance.

     Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board or Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences of such Preferred Stock, and to fix and determine the variations among series of Preferred Stock. Any new Preferred Stock issued would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation and dissolution. Such Preferred Stock may be subject to repurchase or redemption by us. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which, could be used by the Board of Directors in defense of a hostile takeover of us. As of March 21, 2002, there were no shares of Preferred Stock issued or outstanding.

     Common Stock

     We are authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 7,785,195 shares were issued and 7,204,695 were outstanding as of March 21, 2002. The holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to preemptive rights or to cumulative voting for the election of directors. Subject to any senior rights of the Preferred Stock which may from time to time be outstanding, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors and to the holders of our Preferred Stock of the full preferential amounts to which they may be entitled. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

     Certain Provisions of Certificate of Incorporation and By-laws

     The Certificate of Incorporation and By-laws provide that directors may not be removed from office by the stockholders except by the affirmative vote of stockholders exercising at least two-thirds of the voting power in the election of directors; provided that if two-thirds of the entire Board of Directors recommend to the stockholders that a director be removed, then such director may be removed by the stockholders exercising at least a majority of the voting power in the election of directors. The Certificate of Incorporation requires all actions by stockholders to be taken at annual or special meetings. The By-laws divide the Board of Directors into three classes, each with a term of three years, with the term of one class expiring each year. No provision of the Certificate of Incorporation nor certain provisions of the By-laws, including those relating to indemnification and election and removal of directors, may be altered, amended or repealed nor may any inconsistent provision be adopted except by the affirmative vote of stockholders exercising at least two-thirds of our voting power; provided that if any such action was previously approved by at least two-thirds of the directors, then such action may be taken by the stockholders exercising a majority of the voting power. The By-laws also provide that any vacancy on the Board of Directors may be filled by a majority of the directors then in office even though less than a quorum exits. The foregoing provisions could have an anti-takeover effect by delaying, averting or preventing a change in our control or management.

     Statutory Business Combination Provision

     We are subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     Transfer Agent and Registrar

     Registrar and Transfer Company serves as our transfer agent and registrar for our Common Stock.

                        DESCRIPTION OF SUBORDINATED NOTES

     Except as otherwise described below, all of the Subordinated Notes to be issued in this Offering will be on substantially the same terms and conditions as the currently outstanding Subordinated Notes of American Dental Partners, Inc. ("ADP"). As of March 31, 2002, ADP had approximately $5,577,000 aggregate principal amount of Subordinated Notes issued and outstanding. All of the outstanding Subordinated Notes bear interest at a rate of 7% per annum, are payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance, are unsecured debt obligations of ADP and are subject to subordination agreements which are substantially the same as the subordination agreements described below.

     The Subordinated Notes offered hereby will be issued on the following terms and conditions:

     Rates of Interest; Terms of Repayment

     The rates of interest on the Subordinated Notes offered hereby will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired in acquisition and affiliation transactions. However, the rate of interest for any Subordinated Note will not be less than a rate which is sufficient to avoid imputed interest under any applicable section of the Internal Revenue Code as of the date of issuance of such Subordinated Note. The Subordinated Notes will be payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance. ADP will have the right to prepay all or part of the principal balance of the Subordinated Notes at any time, without penalty. Payments under the Subordinated Notes will be subject to indemnification setoff rights in favor of ADP. ADP will have the right, to the extent it is entitled to indemnification from the securityholders or principal owners of the businesses whose securities or assets are to be acquired, to setoff the amount of damages incurred by ADP as a result of an indemnifiable claim against amounts due from ADP under the Subordinated Notes.

     Subordination Arrangements

     Each of the Subordinated Notes will be unsecured debt obligations of ADP. In addition, each of the Subordinated Notes will be subject to subordination agreements which will be executed by each securityholder or principal owners of the businesses whose securities or assets are to be acquired in an acquisition or affiliation transaction. Under the subordination agreements, the payment of the Subordinated Notes will be subordinate and junior in right of payment to the payment in full of all obligations of ADP for borrowed money ("Senior Indebtedness"), except as follows: (a) debt arising under instruments delivered by ADP to an unaffiliated entity or owners of such entity in connection with the acquisition of such entity; (b) any preferred stock or other equity security of ADP; and (c) any indebtedness owed by ADP to an affiliate (as defined in the subordination agreement). Pursuant to the subordination agreements, the holders of the Subordinated Notes (the "Holders") will not be permitted to accept or receive any payment on the Subordinated Notes; provided that the Holders may accept mandatory scheduled payments under the Subordinated Notes unless at the time of such payment there exists a default on any payment for the Senior Indebtedness or there exists any other default with respect to the Senior Indebtedness permitting the holders of Senior Indebtedness to accelerate the maturity of such indebtedness. If a payment default exists under the Subordinated Notes, the Holders may give written notice of such default to the holders of the Senior Indebtedness (the "Senior Debt Holders"). Thereafter, the Senior Debt Holders will have 180 days to either declare a default under the Senior Indebtedness or consent to ADP making scheduled payments under the Subordinated Notes (the "Consent") until the Consent is terminated by the Senior Debt Holders. If the Senior Debt Holders (i) fail to do one of the foregoing alternatives or (ii) terminate the Consent and a payment default occurs under the Subordinated Notes on either of the next two succeeding scheduled payments, then the Holders will have the right to enforce their respective rights under the Subordinated Notes.

     In the event of any dissolution, winding-up, liquidation, restructuring, or other reorganization of ADP (a "Reorganization"), all Senior Indebtedness will be paid in full before any payment is made on the Subordinated Notes. In addition, the Holders will, pursuant to the Subordination Agreement, irrevocably authorize ADP or the Senior Debt Holders to, upon the occurrence of a
Reorganization:

     (a) prove and enforce any claims with respect to the Subordinated Notes in the name of the Senior Debt Holders or the Holders;
     (b)  vote claims arising under the Subordinated Indebtedness; and
     (c) accept and receive any payment or distribution made under the Subordinated Notes and apply such payment or distribution to the Senior Indebtedness.

     If any payment or distribution is made to the Holders with respect to the Subordinated Notes before all Senior Indebtedness had been paid in full and before the obligations of the Senior Debt Holders to extend credit have been irrevocably terminated, such payment or distribution will be held in trust by the Holders and promptly paid over to the Senior Debt Holders for application to the payment of all Senior Indebtedness. The Subordination Agreement also contains material restrictions on the Holders' enforcement of remedies under the Subordinated Notes.

     As of March 31, 2002, the amount of outstanding Senior Indebtedness was $47,407,000.

     ADP conducts all of its operations through subsidiaries and expects that it will continue to do so in the future. The Subordinated Notes represent indebtedness of ADP only. Creditors and holders of indebtedness (including preferred stock, if any) of each subsidiary, although not holders of Senior Indebtedness, will have a claim on the assets of such subsidiary prior to the claims of the Holders.

                         SHARES ELIGIBLE FOR FUTURE SALE

     No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of our Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Common Stock and could impair our future ability to raise capital through an offering of our equity securities. See "Risk Factors--Shares Eligible for Future Sale."

Sales of Restricted Shares

     As of March 21, 2002, we had a total of 7,204,695 shares of Common Stock outstanding. Of these shares, 3,679,525 are freely tradable without restriction or registration under the Securities Act. Additionally 3,525,170 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act.

     The 3,525,170 of Restricted Shares are eligible for sale in the public market pursuant to Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of us, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 72,047 shares as of the date hereof) or (ii) the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate of us at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144 (k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

Stock Option and Purchase Plans

     As of March 21, 2002, 1,736,850 shares of Common Stock were reserved for issuance under our stock option plans, of which 1,542,566 shares were issuable upon the exercise of outstanding stock options; 400,000 shares of Common Stock were reserved for issuance under the employee stock purchase plan, of which 208,805 shares have been issued; and 25,000 shares of Common Stock were reserved for issuance under the restricted stock plan, of which no shares have been issued. We have filed registration statements on Form S-8 under the Securities Act to register shares of Common Stock issuable pursuant to certain of our stock option plans (our 1996 Stock Option Plan, 1996 Time Accelerated Restricted Stock Option Plan and 1996 Directors Stock Option Plan), our 1997 Employee Stock Purchase Plan and our 1999 Restricted Stock Plan. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

Registration Rights

     The holders of 2,767,756 shares of Common Stock have the right under certain circumstances to require us to register their shares under the Securities Act for resale to the public, and holders of approximately 3,490,370 shares have the right under certain circumstances and subject to certain conditions to include their shares in a registration statement filed by us.

Shelf Registration for Future Affiliations

     The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses we acquire, without restriction; and (ii) for affiliates of the businesses we acquire, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case we contractually restrict their resale. We anticipate that the persons acquiring shares of Common Stock in business combination transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time. See "Shares Eligible for Future Sale."

                              PLAN OF DISTRIBUTION

The Company

     This prospectus covers the offer and sale of up to 750,000 shares of Common Stock and up to $25,000,000 aggregate principal amount of Subordinated Notes, which we may issue from time to time in connection with the future direct and indirect affiliations or acquisitions of other businesses, properties, or securities in acquisition or affiliation transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

     We expect that the terms upon which we may issue the Common Stock and/or the Subordinated Notes in acquisition or affiliation transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired, including the rates of interest for the Subordinated Notes. We expect that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. The Subordinated Notes will be unsecured debt obligations of us, subordinated to all Senior Indebtedness, payable over seven years and on parity with all other Subordinated Notes (whether currently outstanding or hereafter issued).

General

     All expenses of this Offering will be paid by us. No underwriting discounts or commissions will be paid in connection with our issuance of shares of Common Stock and/or Subordinated Notes in acquisition or affiliation transactions, although finder's fees may be paid with respect to specific transactions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

     The shares of Common Stock offered hereunder will be tradeable on the Nasdaq National Market, but such shares may be subject to certain contractual holding period restrictions as described above. At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements to be entered into in connection with the acquisition or affiliation transactions will set forth restrictions with respect to the transfer of the Subordinated Notes.

                             VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Baker & Hostetler LLP, Columbus, Ohio. Gary A. Wadman, a partner of Baker & Hostetler LLP, is our Secretary.

                                     EXPERTS

     The consolidated financial statements of American Dental Partners, Inc. as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          Index to Financial Statements

                                                                                                    Page
                                                                                                    ----
Consolidated Financial Statements

   Independent Auditors' Report..................................................................   F-2

   Consolidated Balance Sheets as of December 31, 2000 and 2001..................................   F-3

   Consolidated Statements of Operations for the Years Ended December 31, 1999, 2000 and 2001....   F-4

   Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999, 2000
      and 2001...................................................................................   F-5

   Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 2000 and 2001....   F-6

   Notes to Consolidated Financial Statements....................................................   F-7

Financial Statement Schedules

   Not applicable.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Dental Partners, Inc.:

     We have audited the accompanying consolidated balance sheets of American Dental Partners, Inc. (the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dental Partners, Inc. as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

Boston, Massachusetts
February 15, 2002

                         AMERICAN DENTAL PARTNERS, INC.

                           CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                                                December 31,
                                                                                             -------------------
                                                                                               2000       2001
                                                                                             --------   --------
ASSETS
Current assets:
   Cash and cash equivalents .............................................................   $    472   $  1,540
   Accounts receivable ...................................................................        222        250
   Receivables due from affiliated dental groups .........................................     17,331     19,366
   Income taxes receivable ...............................................................        255        821
   Inventories ...........................................................................      1,764      1,816
   Prepaid expenses and other receivables ................................................      1,962      1,972
   Deferred income taxes .................................................................        472        486
                                                                                             --------   --------
      Total current assets ...............................................................     22,478     26,251
                                                                                             --------   --------
Property and equipment, net ..............................................................     27,840     29,605
                                                                                             --------   --------
Non-current assets:
   Goodwill, net .........................................................................      2,832      2,704
   Intangible assets, net ................................................................     87,793     85,146
   Other assets ..........................................................................        871        629
                                                                                             --------   --------
      Total non-current assets ...........................................................     91,496     88,479
                                                                                             --------   --------
      Total assets .......................................................................   $141,814   $144,335
                                                                                             ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ......................................................................   $  7,198   $  7,608
   Accrued compensation, benefits and taxes ..............................................      4,573      3,686
   Accrued expenses ......................................................................      5,051      3,981
   Accrued special charges ...............................................................         --        256
   Current maturities of debt ............................................................      1,593      1,597
                                                                                             --------   --------
      Total current liabilities ..........................................................     18,415     17,128
                                                                                             --------   --------
Non-current liabilities:
   Long-term debt ........................................................................     55,330     54,840
   Deferred income taxes .................................................................      9,231     10,324
   Other liabilities .....................................................................        352        267
                                                                                             --------   --------
      Total non-current liabilities ......................................................     64,913     65,431
                                                                                             --------   --------
      Total liabilities ..................................................................     83,328     82,559
                                                                                             --------   --------

Stockholders' Equity:
   Preferred stock, par value $0.01 per share, 1,000,000 shares authorized, no shares
      issued or outstanding ..............................................................         --         --
   Common stock, par value $0.01 per share, 25,000,000 shares authorized,
      7,600,532 and 7,754,893 shares issued and 7,130,532 and 7,172,393
      shares outstanding..................................................................         76         78
   Additional paid-in capital ............................................................     46,959     47,606
   Retained earnings .....................................................................     14,695     17,966
   Treasury stock, at cost, 470,000 and 582,500 shares ...................................     (3,244)    (3,874)
                                                                                             --------   --------
      Total stockholders' equity .........................................................     58,486     61,776
                                                                                             --------   --------
Commitments and contingencies
      Total liabilities and stockholders' equity .........................................   $141,814   $144,335
                                                                                             ========   ========

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            Years Ended December 31,
                                                         ------------------------------
                                                           1999       2000       2001
                                                         --------   --------   --------
Net revenue ..........................................   $117,352   $143,644   $147,410
                                                         --------   --------   --------

Operating expenses:
     Salaries and benefits ...........................     57,417     68,135     70,341
     Lab fees and dental supplies ....................     15,866     21,078     22,681
     Office occupancy ................................     11,321     14,784     16,669
     Other operating expenses ........................      9,235     10,990     12,370
     General corporate expenses ......................      4,814      5,364      5,660
     Depreciation ....................................      3,642      4,708      5,088
     Amortization of goodwill and intangible assets ..      3,016      3,822      3,955
     Special charges .................................         --         --        844
                                                         --------   --------   --------
          Total operating expenses ...................    105,311    128,881    137,608
                                                         --------   --------   --------
Earnings from operations .............................     12,041     14,763      9,802
     Interest expense, net ...........................      1,877      4,378      4,295
                                                         --------   --------   --------
Earnings before income taxes .........................     10,164     10,385      5,507
     Income taxes ....................................      4,151      4,216      2,236
                                                         --------   --------   --------
     Net earnings ....................................   $  6,013   $  6,169   $  3,271
                                                         ========   ========   ========

Net earnings per common share:
     Basic ...........................................   $   0.80   $   0.87   $   0.46
     Diluted .........................................   $   0.78   $   0.84   $   0.45
Weighted average common shares outstanding:
     Basic ...........................................      7,513      7,119      7,183
     Diluted .........................................      7,745      7,320      7,343

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                                 (in thousands)

                                                Number of Shares
                                                -----------------
                                                Common    Common             Additional
                                                 Stock   Stock In   Common    Paid-in
                                                Issued   Treasury   Stock     Capital
                                                ------   --------   ------   ----------
Balance at December 31, 1998 ................    7,436       --       $74      $45,742
   Issuance of common stock for
      acquisitions and affiliations .........       50       --         1          351
   Issuance of common stock for
      employee stock purchase plan ..........       51       --        --          491
   Repurchase of common stock ...............       --     (430)       --           --
   Amortization of unearned
      Compensation ..........................       --       --        --           --
   Net earnings .............................       --       --        --           --
                                                 -----     ----       ---      -------
Balance at December 31, 1999 ................    7,537     (430)       75       46,584
   Issuance of common stock for
      employee stock purchase plan ..........       64       --         1          375
   Repurchase of common stock ...............       --      (40)       --           --
   Net earnings .............................       --       --        --           --
                                                 -----     ----       ---      -------
Balance at December 31, 2000 ................    7,601     (470)       76       46,959
   Issuance of common stock for
      employee stock purchase ...............       62       --        --          283
   Issuance of common stock for
      exercised stock options, including
      tax benefit of $262,000 ...............       92       --         2          364
   Repurchase of common stock ...............       --     (112)       --           --
   Net earnings .............................       --       --        --           --
                                                 -----     ----       ---      -------
Balance at December 31, 2001 ................    7,755     (582)      $78      $47,606

                                                                          Treasury       Total
                                                  Unearned     Retained   Stock at   Stockholders'
                                                Compensation   Earnings     Cost         Equity
                                                ------------   --------   --------   -------------
Balance at December 31, 1998 ................      $(24)        $ 2,513   $    --       $48,305
   Issuance of common stock for
      acquisitions and affiliations .........        --              --        --           352
   Issuance of common stock for
      employee stock purchase plan ..........        --              --        --           491
   Repurchase of common stock ...............        --              --    (2,956)       (2,956)
   Amortization of unearned
      Compensation ..........................        24              --        --            24
   Net earnings .............................        --           6,013        --         6,013
                                                   ----         -------   -------       -------
Balance at December 31, 1999 ................        --           8,526    (2,956)       52,229
   Issuance of common stock for
      employee stock purchase plan ..........        --              --        --           376
   Repurchase of common stock ...............        --              --      (288)         (288)
   Net earnings .............................        --           6,169        --         6,169
                                                   ----         -------   -------       -------
Balance at December 31, 2000 ................        --          14,695    (3,244)       58,486
   Issuance of common stock for
      employee stock purchase ...............        --              --        --           283
   Issuance of common stock for
      exercised stock options, including
      tax benefit of $262,000 ...............        --              --        --           366
   Repurchase of common stock ...............        --              --      (630)         (630)
   Net earnings .............................        --           3,271        --         3,271
                                                   ----         -------   -------       -------
Balance at December 31, 2001 ................      $ --         $17,966   $(3,874)      $61,776

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                        Years Ended December 31,
                                                                                     -----------------------------
                                                                                       1999       2000      2001
                                                                                     --------   --------   -------
Cash flows from operating activities:
   Net earnings ..................................................................   $  6,013   $  6,169   $ 3,271
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation ...............................................................      3,642      4,708     5,088
      Amortization of goodwill and intangible assets .............................      3,016      3,822     3,955
      Other amortization .........................................................        106        156       229
      Deferred income taxes ......................................................        420        183       685
      (Gain)loss on disposal of property and equipment ...........................         --         (4)      147
      Changes in assets and liabilities, net of acquisitions and affiliations:
         Accounts receivable .....................................................        621         39       (18)
         Receivables due from affiliated dental groups ...........................     (4,103)    (7,889)   (2,273)
         Other current assets ....................................................     (1,590)       717       (74)
         Accounts payable and accrued expenses ...................................      2,277      2,026       135
         Accrued compensation, benefits and taxes ................................        151        115      (879)
         Accrued special charges .................................................         --         --       291
         Income taxes payable and receivable, net ................................     (1,356)       161      (304)
                                                                                     --------   --------   -------
            Net cash provided by operating activities ............................      9,197     10,203    10,253
                                                                                     --------   --------   -------
Cash flows from investing activities:
   Acquisitions and affiliations, net of cash acquired ...........................    (19,855)   (14,912)   (1,079)
   Capital expenditures, net .....................................................    (11,166)    (9,391)   (6,801)
   Contingent and deferred payments ..............................................       (794)      (501)     (530)
   Proceeds from the sale of property and equipment ..............................         --        641        --
   Other .........................................................................     (2,522)    (1,088)       24
                                                                                     --------   --------   -------
            Net cash used for investing activities ...............................    (34,337)   (25,251)   (8,386)
                                                                                     --------   --------   -------
Cash flows from financing activities:
   Borrowings under (repayments of) revolving line of credit, net ................     29,197     15,560     1,100
   Repayment of borrowings .......................................................     (1,673)    (1,645)   (1,656)
   Common stock issued for the employee stock purchase plan ......................        491        376       283
   Proceeds from the exercise of stock options ...................................         --         --       104
   Repurchase of common stock ....................................................     (2,956)      (288)     (630)
   Payment of debt issuance costs ................................................        (14)      (808)       --
                                                                                     --------   --------   -------
            Net cash provided by (used for) financing activities..................     25,045     13,195      (799)
                                                                                     --------   --------   -------

Decrease in cash and cash equivalents ............................................        (95)    (1,853)    1,068
Cash and cash equivalents at beginning of year ...................................      2,420      2,325       472
Cash and cash equivalents at end of year .........................................   $  2,325   $    472   $ 1,540
                                                                                     ========   ========   =======

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest, net ...................................   $  1,572   $  3,996   $ 4,081
                                                                                     ========   ========   =======
   Cash paid during the year for income taxes, net ...............................   $  5,087   $  3,866   $ 2,347
                                                                                     ========   ========   =======

Acquisitions and affiliations:
   Assets acquired ...............................................................   $ 27,630   $ 17,714   $ 1,149
   Liabilities assumed and issued ................................................     (7,256)    (2,802)      (70)
   Common stock issued ...........................................................       (352)        --        --
                                                                                     --------   --------   -------
   Cash paid .....................................................................     20,022     14,912     1,079
   Less cash acquired ............................................................       (167)        --        --
                                                                                     --------   --------   -------
            Net cash paid for acquisitions and affiliations ......................   $ 19,855   $ 14,912   $ 1,079
                                                                                     ========   ========   =======

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Years Ended December 31, 1999, 2000 and 2001

(1)  Description of Business

     American Dental Partners, Inc. (the "Company") was formed in December 1995 to provide business services to dental groups and commenced operations in January 1996. The Company acquires selected assets of the dental practices with which it affiliates and enters into long-term service agreements with these affiliated dental groups. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to the affiliated dental groups include sharing the best practices of its affiliates and providing assistance with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis. The Company operates in one segment.

(2)  Summary of Significant Accounting Policies

     Basis of Presentation

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The Company does not own any interests in or control the activities of the affiliated dental groups. Accordingly, the consolidated financial statements of the affiliated dental groups are not consolidated with those of the Company.

     Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1999 and 2000 in order to conform with the December 31, 2001 presentation. The Company increased its intangible assets and deferred tax liabilities by $9.2 million and $9.1 million, to reflect the difference between non-deductible intangibles for tax and book purposes for 2000 and 2001, respectively, in accordance with SFAS 109 "Accounting for Income Taxes."

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

     The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company's carrying amount of receivables due from affiliated dental groups requires management to make estimates and assumptions regarding the collectability of fees from affiliates that affect the consolidated financial statements. The Company's business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that we will incur. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect the consolidated financial statements. There can be no assurance that actual results will not differ from those estimates.

     Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

     Fair Value of Financial Instruments

     The Company believes the carrying amount of cash and cash equivalents, accounts receivable, receivables due from affiliated dental groups, accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value because the interest rates approximate rates at which similar types of borrowing arrangements could be obtained by the Company.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     Net Revenue

     The Company's net revenue represents primarily reimbursement of expenses and fees charged to affiliated dental groups pursuant to the terms of the service agreements. Under such agreements, the affiliated dental groups reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its business services. The Company's service fee consists of either
(i) a variable monthly fee which is based upon a specified percentage, (ii) a fixed monthly fee and an additional variable fee or (iii) a fixed monthly fee. Additionally, the Company's net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients. The Company records all revenue as services are provided.

     Inventories

     Inventories consist primarily of dental supplies and are stated at the lower of cost or market.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 30-40 years for buildings, 3-12 years for equipment and 5-7 years for furniture and fixtures.

     Property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

     Goodwill and Intangible Assets

     Goodwill resulted from the excess of the purchase price of an acquisition over the estimated fair value of the tangible assets acquired and liabilities assumed. Goodwill is amortized on a straight-line basis over 25 years. Accumulated amortization amounted to $303,000, $436,000 and $564,000 at December 31, 1999, 2000 and 2001, respectively.

     Identifiable intangible assets result from service agreements with the affiliated dental groups. The estimated fair value of the service agreements is the excess of the purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed of dental practices. All intangible assets associated with service agreements are amortized on a straight-line basis generally over 15 to 25 years. In the event a service agreement is terminated, the related affiliated dental group is generally required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental group. Accumulated amortization amounted to $5,615,000, $9,304,000 and $13,131,000 at December 31, 1999, 2000 and 2001, respectively.

     The Company reviews the carrying value of goodwill and intangible assets on an entity by entity basis to determine if facts and circumstances exist which would suggest that the goodwill and/or intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the groups' profitability, market position, geographical penetration and reputation. If conditions are present which indicate impairment is probable, the Company prepares a projection of the undiscounted cash flows of the specific practice and determines if the goodwill and/or intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment is made to reduce the carrying amount of the goodwill and/or intangible assets to their fair value based on discounted cash flows.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     Income Taxes

     Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

     Stock Option Plans

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows companies to recognize expense for the fair value of stock-based awards or to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the effects of SFAS No. 123 as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is recognized only if on the measurement date the fair value of the underlying stock exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     Earnings Per Share

     Earnings per share are computed based on SFAS No. 128, "Earnings per Share." SFAS No. 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which supersedes APB Opinion No. 16, "Business Combinations." SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001, and eliminates the pooling-of-interests method. In addition, SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain. The provisions of this statement apply to all business combinations initiated after June 30, 2001, and apply to all business combinations accounted for using the purchase method for which the date of the acquisition is July 1, 2001, or later. The adoption of SFAS No. 141 will not change the method of accounting we used in previous business combinations.

     In June 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 supersedes APB Opinion No. 17 "Intangible Assets," and requires, among other things, the discontinuance of amortization related to goodwill and indefinite-lived intangible assets. These assets will then be subject to an impairment test at least annually. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill.

The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, American Dental Partners was required to adopt SFAS No. 142 effective January 1, 2002. At December 31, 2001, American Dental Partners had approximately $2.7 million of goodwill related to the Orthocare, Ltd. acquisition in October 1997. Application of the non-amortization provisions of SFAS No. 142 for goodwill is expected to result in the elimination of amortization expense of approximately $130,000 in 2002.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     At December 31, 2001, American Dental Partners had intangibles with indefinite lives of approximately $85.1 million related to affiliations from November 1996 through 2001. The change from definite lives to indefinite lives in the estimated useful lives of intangible assets is expected to result in the elimination of amortization expense of approximately $3.8 million in 2002.

     Pursuant to SFAS No. 142, American Dental Partners will test its goodwill and intangibles with indefinite lives for impairment upon adoption and, if impairment is indicated, we will record such impairment as a cumulative effect of an accounting change. American Dental Partners is currently evaluating the effect that the adoption may have on its consolidated results of operations and financial position, however, management does not expect there to be any impairment charges in 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002, SFAS No. 143 does not apply to us.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The provisions of this Statement generally are to be applied prospectively. We anticipate that the adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.

(3)  Accounts Receivable and Net Revenue

     Accounts Receivable

     Accounts receivable represent amounts due from dental benefit providers related to the arrangement of the provision of care to patients.

     Receivables Due From Affiliated Dental Groups

     Receivables due from affiliated dental groups represent amounts due pursuant to the terms of the service agreements as described below.

     Adjusted Gross Revenue--Affiliated Dental Groups

     The affiliated dental groups record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges reimbursed pursuant to certain dental benefit plan provider contracts.

     The Company does not consolidate the financial statements of its affiliated dental groups with those of the Company. The adjusted gross revenue and amounts retained by the affiliated dental groups in total and that of our largest affiliate, Park Dental,

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

are presented below for illustrative purposes only (in thousands):

                                                          Years Ended December 31,
                                    ------------------------------------------------------------------
                                            1999                   2000                   2001
                                    --------------------   --------------------   --------------------
                                                 All                    All                    All
                                     Park     Affiliated    Park     Affiliated    Park     Affiliated
                                    Dental      Groups     Dental      Groups     Dental      Groups
                                    -------   ----------   -------   ----------   -------   ----------
Adjusted gross revenue-affiliated
   dental groups (unaudited) ....   $52,393    $151,965    $61,352    $194,572    $63,729    $207,736
Amounts retained by affiliated
   dental groups (unaudited) ....    12,416      44,565     14,936      62,020     15,693      71,090
                                    -------    --------    -------    --------    -------    --------
Net revenue earned by the Company
   under service agreements .....   $39,977    $107,400    $46,416    $132,552    $48,036    $136,646
                                    =======    ========    =======    ========    =======    ========

     Net Revenue

     The Company's net revenue represents primarily reimbursement of expenses and fees charged to affiliated dental groups pursuant to the terms of the service agreements. Under such agreements, the affiliated dental groups reimburse the Company for actual expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its business services. Under certain service agreements, the Company's service fee consists of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of the dental facilities. Under certain service agreements, the Company's service fees consist of a fixed monthly fee and an additional variable fee. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and a percentage of such excess over budgeted operating income. Under certain service agreements, the Company's service fee consists entirely of a fixed monthly fee. The fixed monthly fees are determined by agreement of the Company and the affiliated dental groups in a formal budgeting process. Additionally, the Company's net revenue includes amounts from dental benefit providers related to the arrangement of the provision of care to patients.

     For the years ended December 31, 1999, 2000 and 2001, net revenue consisted of the following (in thousands):

                                                                            1999       2000       2001
                                                                          --------   --------   --------
Reimbursement of expenses:
   Clinic salaries and benefits .......................................   $ 42,625   $ 51,188   $ 53,730
   Lab and dental supplies ............................................     15,866     21,078     22,681
   Office occupancy ...................................................     10,293     13,623     15,539
   Depreciation expense ...............................................      3,040      4,004      4,304
   Other operating expenses ...........................................      7,650      9,046     10,254
                                                                          --------   --------   --------
      Total reimbursement of expenses .................................     79,474     98,939    106,508
                                                                          --------   --------   --------
Service fees:
   Monthly fee ........................................................     26,335     30,460     29,391
   Additional variable fee ............................................      1,591      3,153        747
                                                                          --------   --------   --------
      Total service fees ..............................................     27,926     33,613     30,138
                                                                          --------   --------   --------
      Net revenue earned by the Company under service agreements ......    107,400    132,552    136,646
Revenue related to the arrangement of the provision of care to patients
   and other ..........................................................      9,952     11,092     10,764
                                                                          --------   --------   --------
      Total net revenue ...............................................   $117,352   $143,644   $147,410
                                                                          ========   ========   ========

Net revenue from the Company's service agreement with Park Dental represented approximately 34%, 32% and 33% of its consolidated net revenue for the year ended 1999, 2000 and 2001, respectively.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

(4)  Special Charges and Other Unusual Expenses

     Special Charges

     In January 2001, three of the Company's affiliated dental groups, Associated Dental Care Providers, Park Dental, and University Dental Associates, received notices of contract terminations from Cigna Dental, and Associated Dental Care Providers received a notice of contract termination from Protective Life Corporation. These affiliated dental groups subsequently received proposals from Cigna Dental and Protective Life to continue as dental care providers but on financial terms that were materially different from their existing agreements. These groups chose not to continue as participants in the dental plans offered by Cigna Dental and Protective Life and the three Cigna Dental contracts terminated as follows: (i) July 31, 2001 for Park Dental; (ii) March 31, 2001 for University Dental Associates and (iii) March 31, 2001 for Associated Dental Care Providers. The Protective Life contract terminated April 8, 2001 for Associated Dental Care Providers. These contracts represented approximately $24.1 million of affiliate adjusted gross revenue in 2000.

     The Company believes the contract terminations should have minimal long-term impact on Park Dental and University Dental Associates. However, given that several of the Company's offices in Phoenix were acquired from Cigna Dental and previously operated by Cigna Dental as staff model dental practices, Associated Dental's financial performance was heavily dependent upon its contract with Cigna Dental. As a result, Associated Dental and the Company took decisive action to bring costs in line with expected financial performance. Specifically, Associated Dental and the Company decided to close three dental offices and are operating others on less than a full time schedule. In addition, the Company made various changes to its management structure, including a consolidation of its administrative resource centers. The Company and Associated Dental notified 43 employees prior to March 31, 2001 of their termination. The Company and Associated Dental provided severance to 26 of the 43 employees, comprised of 14 clinical staff, six dentists and six administrative positions; the remaining 17 employees were not eligible for severance. Severance was provided based on length of employment and continued employment through the separation date. The Company also accrued for certain provisions for facility closure costs, consisting primarily of lease exit costs, abandoned leasehold improvements and computer and dental equipment. Total special charges recorded in the first quarter of 2001 were $1,004,000.

The following table summarizes the recorded accruals and uses of the above special charges:

                                                                           Patient
                                                         Reduction in   Communication
                                     Facility Closures   Work Force       and Other        Total
                                     -----------------   ------------   -------------   -----------
Balance as of December 31, 2000...       $      --        $      --     $     --        $       --
New charges ......................         540,000          425,000       39,000         1,004,000
Non-cash items ...................         (35,000)              --           --           (35,000)
Cash payments ....................        (222,000)        (267,000)     (64,000)         (553,000)
Reversal of charges ..............         (77,000)         (83,000)          --          (160,000)
Other adjustments ................              --          (25,000)      25,000                --
                                         ---------        ---------     --------        ----------
Balance as of December 31, 2001...       $ 206,000        $  50,000     $     --        $  256,000
                                         =========        =========     ========        ==========

     During the fourth quarter of 2001, the Company reversed $160,000 of special charges. This resulted from the Company negotiating a lump sum buyout on two facility leases and severance payouts being less than anticipated.

     It is expected that approximately $154,000 of the remaining $256,000 of special charges will be paid in the first quarter of 2002 and the remaining balance will be paid over the terms of the leases through April 2004 and the employment contract through December 2002.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     Other Unusual Expenses

     In the first quarter of 2001, in addition to the special charges described 0above, the Company accrued $470,000 for other unusual expenses. These costs included $143,000 for patient communication costs and deinstallation costs for certain computer equipment and $327,000 for management restructuring and relocation. During the fourth quarter of 2001, the Company reversed $131,000 of unusual expenses. This resulted from the deinstallation costs being less than anticipated and a relocation not occurring within the period anticipated by the Company. $147,000 of these unusual costs have been included in other operating expenses and $192,000 have been included in general corporate expenses in the Company's consolidated statement of operations for the year ended December 31, 2001.

(5)  Acquisitions and Affiliations

     During the year ended December 31, 2000, the Company acquired selected assets of nine dental practices and simultaneously entered into 40-year service agreements with two of the affiliated dental groups (seven practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $14.9 million in cash, $1.3 million in subordinated promissory notes and $0.5 million in deferred payments. All transactions completed in 2000 are referred to as the "2000 Transactions."

     During the year ended December 31, 2001, the Company acquired selected assets of three dental practices that joined existing affiliates. The aggregate purchase price paid in connection with these transactions consisted of approximately $1.1 million in cash, $70,000 in subordinated promissory notes and $25,000 in deferred payments. All transactions completed in 2001 are referred to as the "2001 Transactions."

     The 2000 and 2001 Transactions are as follows:

Date                                    Affiliated Dental Practice      Location(s)
----                                    --------------------------      -----------
January 2000.........................   Western New York Dental Group   Buffalo, NY
February 2000........................   Columbia Dental Associates      Columbia, MD
February 2000........................   Robert E. Ford, D.M.D.          Birmingham, AL
April 2000...........................   The Dental Center               Gadsden, AL
June 2000............................   Nathan Bell, D.D.S.             Charlotte and Raleigh-Durham, NC
June 2000............................   Ronald G. White, D.D.S.         Riverside, CA
July 2000............................   Ronald L. Moore, D.D.S.         Corona, CA
September 2000.......................   American Family Dentistry       Knoxville, Memphis and Nashville, TN
November 2000........................   Carol E. Layton, D.M.D.         Robinson Township, PA
January 2001.........................   Daniel V. Dracup, D.D.S.        Buffalo, NY
June 2001............................   Southern Tier Dental            Boston, Buffalo and Holland, NY
September 2001.......................   Mark J. Wanezek, D.D.S.         Milwaukee, WI

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     The accompanying consolidated financial statements include the results of operations under the service agreements from the date of acquisition. The excess of the purchase price associated with all of the 2000 and 2001 Transactions over the estimated fair value of net assets (liabilities) acquired and assumed has been recorded as intangible assets which are summarized as follows (in thousands):

                                                                                          2000      2001
                                                                                         -------   ------
Total consideration paid .............................................................   $16,741   $1,148
Fair value of net tangible assets (liabilities) acquired and assumed .................     1,448      172
                                                                                         -------   ------
   Excess of consideration paid over the fair value of net tangible assets acquired...   $15,293   $  976
                                                                                         =======   ======

(6)  Property and Equipment

     Property and Equipment

     Property and equipment consisted of the following at December 31 (in thousands):

                                                           2000       2001
                                                         --------   --------
Land, buildings and leasehold improvements .........     $ 20,790   $ 23,533
Equipment ..........................................       18,727     21,551
Furniture and fixtures .............................        5,839      6,344
                                                         --------   --------
   Total property and equipment ....................       45,356     51,428
Less accumulated depreciation ......................      (17,516)   (21,823)
                                                         --------   --------
   Property and equipment, net .....................     $ 27,840   $ 29,605
                                                         ========   ========

     Operating Leases

     The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2014. Rent expense for the years ended December 31, 1999, 2000 and 2001 amounted to $8,998,000, $11,418,000 and $13,071,000, respectively, of which $8,201,000, $10,601,000 and
$12,171,000 were reimbursed under service agreements. The Company has several leases with stockholders that were assumed in connection with its affiliation transactions. Such amounts are generally reimbursed pursuant to the terms of the service agreements.

     Minimum future rental payments under non-cancelable operating leases and amounts to be reimbursed under service agreements as of December 31, 2001 are as follows (in thousands):

                                                            Amount to be
                                                             Reimbursed
                                             Total Amount   Under Service     Net
                                                 Due         Agreements     Amount
                                             ------------   -------------   ------
2002 .....................................     $12,859         $12,214      $  645
2003 .....................................      11,835          11,416         419
2004 .....................................      10,274          10,113         161
2005 .....................................       9,243           9,163          80
2006 .....................................       7,250           7,250          --
Thereafter ...............................      33,873          33,873          --
                                               -------         -------      ------
   Total minimum lease payments ..........     $85,334         $84,029      $1,305
                                               =======         =======      ======

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

(7)  Income Taxes

     Income tax expense for the years ended December 31 consists of the following (in thousands):

                                              1999     2000     2001
                                             ------   ------   ------
Current:
   Federal ...............................   $3,018   $3,347   $1,187
   State .................................      713      686      366
                                             ------   ------   ------
                                              3,731    4,033    1,553
                                             ------   ------   ------
Deferred:
   Federal ...............................      297      154      636
   State .................................      123       29       47
                                             ------   ------   ------
                                                420      183      683
                                             ------   ------   ------
      Total income taxes .................   $4,151   $4,216   $2,236
                                             ======   ======   ======

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31 are as follows (in thousands):

                                                    2000       2001
                                                  --------   --------
Deferred tax assets:
   Operating loss and other carryforwards ....    $     32   $    107
   Property and equipment ....................         766        454
   Organization and start-up costs ...........         484        272
   Accrued expenses and other liabilities ....       1,038        635
                                                  --------   --------
      Total deferred tax assets ..............       2,320      1,468
                                                  --------   --------
Deferred tax liabilities:
   Intangibles ...............................     (11,000)   (11,281)
   Other .....................................         (79)       (25)
                                                  --------   --------
      Total deferred tax liabilities .........     (11,079)   (11,306)
                                                  --------   --------
      Net deferred tax assets (liabilities) ..    $ (8,759)  $ (9,838)
                                                  ========   ========

     The net deferred tax assets and liabilities consisted of the following at December 31 (in thousands):

                                                                    2000                           2001
                                                         ----------------------------   ----------------------------
                                                         Federal    State     Total     Federal    State     Total
                                                         -------   -------   --------   -------   -------   --------
Deferred tax assets:
   Current ...........................................   $   373   $    99   $    472   $   387   $    99   $    486
   Non-current .......................................     1,402       446      1,848       608       374        982
                                                         -------   -------   --------   -------   -------   --------
      Total deferred tax assets ......................     1,775       545      2,320       995       473      1,468
                                                         -------   -------   --------   -------   -------   --------

Deferred tax liabilities:
   Current ...........................................        --        --         --        --        --         --
   Non-current .......................................    (9,054)   (2,025)   (11,079)   (9,118)   (2,188)   (11,306)
                                                         -------   -------   --------   -------   -------   --------
      Total deferred tax liabilities .................    (9,054)   (2,025)   (11,079)   (9,118)   (2,188)   (11,306)
                                                        -------   -------   --------   -------   -------   --------
      Net deferred tax assets (liabilities) ..........   $(7,279)  $(1,480)  $ (8,759)  $(8,123)  $(1,715)  $ (9,838)
                                                         =======   =======   ========   =======   =======   ========

At December 31, 2000, and 2001, the Company had net operating loss carryforwards for state income tax purposes of approximately $414,000 and $3,361,000 respectively. The 2001 carryforwards will expire as follows: $4,000 in 2002, $204,000 in 2003, $345,000 in 2004, $1,069,000 in 2005, and $1,739,000 in 2006.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31:

                                            1999   2000   2001
                                            ----   ----   ----
Income taxes at Federal statutory rate ..   35.0%  35.0%  35.0%
Differential due to graduated rate ......   (0.8)  (0.8)  (0.6)
State taxes, net of Federal benefit .....    5.3    4.5    4.9
Other permanent differences .............    1.3    1.9    1.3
                                            ----   ----   ----
   Effective income tax rate ............   40.8%  40.6%  40.6%
                                            ====   ====   ====

     The Company reclassified certain expenses in accordance with SFAS 109 "Accounting for Income Taxes" to reflect the difference between non-deductible intangibles for tax and book purposes. As a result amortization expense increased and income tax expense decreased by $437,000 for 1999, 2000 and 2001.

(8)  Debt

     Long-term debt and capital lease obligations consist of the following at December 31 (in thousands):

                                                                                        2000      2001
                                                                                       -------   -------
Revolving line of credit advances, collateralized by substantially all assets of the
   Company, LIBOR-based and prime interest rates ranging from approximately 4.8%
   to 5.5% .........................................................................   $49,057   $50,157
Mortgages payable, secured, interest rate of 8% payable in installments through
2015 ...............................................................................       343       326
Note payable, unsecured, interest rate of 5% payable in installments, maturing
   in 2004 .........................................................................        29        22
Subordinated notes payable to stockholders and former owners, bearing interest
   at 7%, maturing through 2008 ....................................................     7,419     5,901
Capital lease obligations ..........................................................        75        31
                                                                                       -------   -------
   Total long-term debt and capital lease obligations ..............................    56,923    56,437
   Less current maturities .........................................................     1,593     1,597
                                                                                       -------   -------
   Long-term debt and capital lease obligations, excluding current maturities ......   $55,330   $54,840
                                                                                       =======   =======

     Annual maturities of long-term debt and future minimum lease payments under capital leases as of December 31, 2001 are as follows (in thousands):

                                                 Long-term   Capital
                                                    Debt     Leases
                                                 ---------   -------
2002 .........................................    $ 1,566      $32
2003 .........................................      1,584       --
2004 .........................................     51,387       --
2005 .........................................        883       --
2006 .........................................        582       --
Thereafter ...................................        404       --
                                                  -------      ---
   Total payments ............................    $56,406       32
                                                  =======
Less amounts representing interest ...........                   1
                                                               ---
   Total obligations under capital leases ....                 $31
                                                               ===

     Revolving Line of Credit

     The Company has a $75 million line of credit. The unused balance at December 31, 2001 was $24,843,000 and based on borrowing covenants $370,000 was available for borrowing. The credit facility is being used for general corporate purposes

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

including affiliations and capital expenditures. Borrowings under this line of credit bear interest at either prime or LIBOR plus a margin, at the Company's option. The margins are based upon the Company's debt coverage ratio and range from 0.00% to 0.75% for prime borrowings and 1.75% to 2.75% for LIBOR borrowings. In addition, the Company pays a commitment fee which ranges from 0.25% to 0.375% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in July 2004.

(9)  Related Party Transactions

     The Company acquired PDHC, Ltd. ("Park") in 1996 and Innovative Practice Concepts, Inc. ("IPC") in 1998. As part of the consideration paid pursuant to these acquisitions, the Company issued subordinated promissory notes to the former stockholders of Park and IPC in the aggregate principal amount of $2,000,000. Certain former stockholders of Park and IPC are current stockholders, director and officers of the Company. The aggregate principal balance outstanding to these stockholders, director and officers of the Company as of December 31, 2000 and 2001 was $530,000 and $402,000, respectively. These notes bear interest at 7% and mature through 2005.

     In connection with the Park and IPC transactions, the Company entered into service agreements with two affiliated dental groups owned in part by these certain stockholders, a director and an officer of the Company. These service agreements are on substantially the same terms and conditions as all of the Company's other service agreements. The aggregate net revenue earned by subsidiaries of the Company under the service agreements with these dental groups in 1999, 2000 and 2001 were $50,615,000, $56,531,000 and $53,293,000, respectively, of which $39,755,000, $44,336,000 and $43,941,000 were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities.

(10) Stockholders' Equity

     Preferred Stock

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value.

     Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of such Preferred Stock, and to fix and determine the variations among series of Preferred Stock. Any new Preferred Stock issued would have priority over the Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation and dissolution. Such Preferred Stock may be subject to repurchase or redemption by the Company. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which, could be used by the Board of Directors in defense of a hostile takeover of the Company. As of December 31, 2000 and 2001, there were no shares of Preferred Stock issued or outstanding.

     Common Stock

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 7,600,532 shares were issued and 7,130,532 shares were outstanding at December 31, 2000; 7,754,893 shares were issued and 7,172,393 shares were outstanding at December 31, 2001. In January 1996, the Company sold 300,000 shares of its Common Stock, which were subject to certain restrictions, for $500. In connection with this transaction, the Company has recorded compensation expense ratably as the restrictions have lapsed. Compensation expense amounted to $24,228 for the year ended December 31, 1999. No compensation expense was recorded in 2000 and 2001.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     Shelf Registration Statement

     The Company has a Shelf Registration Statement on file with the Securities and Exchange Commission covering a total of 750,000 shares of Common Stock and $25,000,000 aggregate principal amount of subordinated promissory notes to be issued in connection with future dental practice affiliations and acquisitions. As of December 31, 2001, 679,878 shares and $20,666,500 of notes remain available for issuance under this Shelf Registration Statement.

     Treasury Stock

     On December 16, 1999, the Board of Directors authorized the Company to repurchase up to $5,000,000 of its Common Stock in the open market. Under this plan, the Company has repurchased 582,500 shares of its Common Stock through December 31, 2001 at a cost of $3,874,000. All treasury shares at December 31, 2001 are outstanding.

     Dividend Restriction

     The Company has not paid any cash dividends on its Common Stock and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. Additionally, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lenders' consent.

(11) Stock Compensation Plans

     1999 Restricted Stock Plan

     The Company's 1999 Restricted Stock Plan (the "Restricted Stock Plan") provides for the grant of restricted shares of the Company's Common Stock at a price equal to the par value of such shares ($0.01 per share). Restricted shares may be issued to key employees of the Company and shall be subject to such restrictions as the Board of Directors determines, including, but not limited to, time and performance restrictions. The maximum number of restricted shares which may be issued under the Restricted Stock Plan is 25,000, and as of December 31, 2001, there were no shares issued or outstanding under this Plan.

     1996 Stock Option Plan

     The Company's 1996 Stock Option Plan, as amended (the "1996 Plan"), provides for the grant of stock options to key employees. The 1996 Plan permits the granting of options that qualify as incentive stock options and non-qualified options. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years after the date of grant. At December 31, 2001, options for a total of 1,202,490 shares were reserved for issuance and options for 948,754 shares were outstanding under this Plan.

     1996 Time Accelerated Restricted Stock Option Plan

     The Company's 1996 Time Accelerated Restricted Stock Option Plan, as amended ("TARSOP Plan"), provides for the grant of stock options to key employees. Only non-qualified options may be granted pursuant to the TARSOP Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. These options vest at the end of the ninth year, but are subject to accelerated vesting based on achievement of certain performance measures. At December 31, 2001, options for a total of 339,360 shares were reserved for issuance and options for 303,480 shares were outstanding under this Plan. All outstanding options to purchase such shares became exercisable at the completion of the IPO.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

     1996 Affiliate Stock Option Plan

     The Company's 1996 Affiliate Stock Option Plan, as amended (the "Affiliate Plan"), provides for the grant of stock options to certain persons associated with the affiliated dental groups. Only non-qualified options may be granted pursuant to the Affiliate Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Affiliate Plan expire ten years after the date of grant. At December 31, 2001, options for a total of 110,000 shares were reserved for issuance and options for 78,846 shares were outstanding under this Plan.

     1996 Directors Stock Option Plan

     The Company's 1996 Directors Stock Option Plan, as amended (the "Directors Plan"), provides for the granting of options to outside directors. Only non-qualified options may be granted pursuant to the Directors Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Directors Plan expire ten years after the date of grant. At December 31, 2001, options for a total of 85,000 shares were reserved for issuance and options for 81,800 shares were outstanding under this Plan.

     1997 Employee Stock Purchase Plan

     The 1997 Employee Stock Purchase Plan, as amended (the "Employee Stock Purchase Plan" or "ESPP"), enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases occur at the end of option periods, each of six months' duration. The purchase price of Common Stock under the ESPP is 85% of the lesser of the value of the Common Stock at the beginning or the end of the option period. Prior to each option period, participants may elect to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The ESPP imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 400,000 shares of Common Stock has been reserved for issuance under the ESPP, of which 176,503 shares have been issued through 2001 and 32,302 shares were committed for issuance as of December 31, 2001.

     Stock Option Activity

     A summary of stock option activity under all the Company's stock option plans for the years ended December 31, 1999, 2000 and 2001 follows:

                                            1999                     2000                    2001
                                   ---------------------    ---------------------   ---------------------
                                                Weighted                 Weighted                Weighted
                                                  Avg.                      Avg.                    Avg.
                                                Exercise                 Exercise                Exercise
                                    Options      Price       Options      Price      Options       Price
                                   ---------    --------    ---------    --------   ---------    --------
Outstanding at beginning of year   1,205,978     $ 8.92     1,345,148      $8.66    1,578,310     $ 8.04
Granted                              177,515       7.36       432,420       7.03      226,373       7.62
Exercised                                 --         --            --         --      (91,756)      1.13
Cancelled                            (38,345)     10.91      (199,258)      9.99     (300,047)     10.56
                                   ---------     ------     ---------      -----    ---------     ------
Outstanding at end of year         1,345,148     $ 8.66     1,578,310      $8.04    1,412,880     $ 7.95
                                   ---------     ------     ---------      -----    ---------     ------
Exercisable at end of year           813,014     $ 7.12       967,939      $7.84      932,923     $ 8.23
                                   ---------     ------     ---------      -----    ---------     ------

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

The following table summarizes information about stock options outstanding at December 31, 2001:

                              Options Outstanding                    Options Exercisable
                   -----------------------------------------   ------------------------------
                                    Weighted
                                     Average        Weighted
                                    Remaining        Average
    Range of         Number      Contractual Life   Exercise     Number      Weighted Average
Exercise Prices    Outstanding      (in years)        Price    Exercisable    Exercise Price
----------------   -----------   ----------------   --------   -----------   ----------------
$ 0.33                271,770           3.0          $ 0.33      271,770          $ 0.33
$ 4.78 - $7.13        373,342           8.7          $ 7.01       83,650          $ 7.04
$ 7.25 - $8.33        350,002           6.7          $ 7.85      174,518          $ 8.02
$ 8.56 - $12.50        44,435           5.7          $12.00       39,185          $12.24
$13.00 - $14.17       373,331           5.6          $14.06      363,800          $14.08
                    ---------           ---          ------      -------          ------
                    1,412,880           6.2          $ 7.95      932,923          $ 8.23
                    =========           ===          ======      =======          ======

     Accounting for Stock Compensation Plans

     The Company accounts for stock compensation plans in accordance with APB Opinion No. 25. Accordingly, no compensation expense has been recognized in the financial statements for stock compensation plans. Pro forma information regarding net earnings and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock compensation plans under the fair value method. The fair value for these options and purchase rights granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31:

                                                           1999                     2000                    2001
                                                  ---------------------    ---------------------    ---------------------
                                                  Stock Options   ESPP     Stock Options    ESPP    Stock Options   ESPP
                                                  -------------   -----    -------------   -----    -------------   -----
Risk-free interest rate .......................        5.3%         4.9%        6.2%         6.2%        4.5%         4.6%
Expected dividend yield .......................        0.0%         0.0%        0.0%         0.0%        0.0%         0.0%
Expected volatility ...........................         53%          63%         64%          67%         69%          73%
Expected life (years) .........................        4.0          0.5         4.0          0.5         4.0          0.5
Weighted average fair value of options/purchase
  rights granted during the year ..............      $3.45        $3.48       $3.81        $2.24       $4.20        $1.39

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options and purchase rights have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options and purchase rights.

     For purposes of pro forma disclosures, the estimated fair value of the options and purchase rights is amortized to expense over the options' vesting period and the purchase rights' option period. The Company's pro forma net earnings and earnings per share are as follows (in thousands, except per share amounts) for the years ended December 31:

                                               1999     2000     2001
                                              ------   ------   ------
Net earnings, as reported .................   $6,013   $6,169   $3,271
Net earnings, pro forma ...................   $5,803   $5,860   $2,883
Diluted earnings per share, as reported ...   $ 0.78   $ 0.84   $ 0.45
Diluted earnings per share, pro forma .....   $ 0.75   $ 0.80   $ 0.39

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

(12) Employee Retirement Benefit Plans

     The Company has a Savings and Retirement Plan (401(k) Plan), adopted October 1, 1996, which is the Company's principal defined contribution retirement plan. The plan provides for a match of up to 50% of the first 6% of an employee's eligible compensation. Additionally, at December 31, 2001, the Company had five other defined contribution retirement plans which were acquired in connection with affiliation transactions. Total plan expense for the years ended December 31, 1999, 2000 and 2001 was $682,000, $880,000 and $804,000,
respectively.

(13) Earnings Per Share

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except per share amounts):

                                                    1999     2000     2001
                                                   ------   ------   ------
Basic Earnings Per Share:
Net earnings available to common stockholders ..   $6,013   $6,169   $3,271
                                                   ======   ======   ======

Weighted average common shares outstanding .....    7,513    7,119    7,183
                                                   ======   ======   ======

Net earnings per share .........................   $ 0.80   $ 0.87   $ 0.46
                                                   ======   ======   ======

Diluted Earnings Per Share:
Net earnings available to common stockholders ..   $6,013   $6,169   $3,271
                                                   ======   ======   ======

Weighted average common shares outstanding .....    7,513    7,119    7,183
Add:  Dilutive effect of options /(1)/ .........      232      201      160
                                                   ------   ------   ------
Weighted average common shares as adjusted .....    7,745    7,320    7,343
                                                   ======   ======   ======

Net earnings per share .........................   $ 0.78   $ 0.84   $ 0.45
                                                   ======   ======   ======
----------
(1) In 2001, 756,362 options were excluded from the computation of diluted earnings per share due to their antidilutive effect.

                         AMERICAN DENTAL PARTNERS, INC.

              For the Years Ended December 31, 1999, 2000 and 2001

(14) Selected Quarterly Operating Results (unaudited)

     Certain reclassifications have been made to the consolidated quarterly financial statements to conform with current period presentation. The following table sets forth summary quarterly results of operations for the Company for the years ended December 31, 2000 and 2001 (in thousands, except per share amounts):

                                               First    Second     Third     Fourth
                                              Quarter   Quarter   Quarter   Quarter
2000
----
Net revenue ...............................   $34,130   $35,227   $36,901   $37,386
Operating expenses ........................    30,809    31,450    33,075    33,547
Earnings from operations ..................     3,321     3,777     3,826     3,839
Earnings before income taxes ..............     2,475     2,827     2,581     2,502
Income taxes ..............................     1,007     1,168     1,057       984
Net earnings ..............................   $ 1,468   $ 1,659   $ 1,524   $ 1,518
Net earnings per share:
    Basic .................................   $  0.21   $  0.23   $  0.21   $  0.21
    Diluted ...............................   $  0.20   $  0.23   $  0.21   $  0.21
Weighted average common shares outstanding:
    Basic .................................     7,125     7,099     7,122     7,131
    Diluted ...............................     7,325     7,307     7,325     7,325

2001
----
Net revenue ...............................   $38,096   $36,568   $36,405   $36,341
Operating expenses ........................    36,241    33,698    34,029    33,640
Earnings from operations ..................     1,855     2,870     2,376     2,701
Earnings before income taxes ..............       568     1,729     1,334     1,876
Income taxes ..............................       201       718       543       774
Net earnings ..............................   $   367   $ 1,011   $   791   $ 1,102
Net earnings per share:
    Basic .................................   $  0.05   $  0.14   $  0.11   $  0.15
    Diluted ...............................   $  0.05   $  0.14   $  0.11   $  0.15
Weighted average common shares outstanding:
    Basic .................................     7,179     7,218     7,162     7,171
    Diluted ...............................     7,405     7,362     7,304     7,318

================================================================================

                                 AMERICAN DENTAL
                                 PARTNERS, INC.

                         750,000 Shares of Common Stock

                                       And

                    $25,000,000 Aggregate Principal Amount of
                          Subordinated Promissory Notes

                                   ----------

                                   PROSPECTUS

                                   ----------

                                  May 10, 2002

================================================================================

================================================================================

     No person has been authorized in connection with the offering made hereby to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.

                                   ----------

                                TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary........................     3
Risk Factors..............................     8
Our Company...............................    13
Dividend Policy...........................    14
Price Range of Common Stock...............    14
Capitalization............................    14
Selected Historical Consolidated Financial
Data......................................    15
Management's Discussion and Analysis of
Financial Condition and Results of
Operations................................    16
Business..................................    24
Management................................    35
Certain Transactions......................    40
Principal Stockholders....................    41
Description of Capital Stock..............    42
Description of Subordinated Notes.........    43
Shares Eligible for Future Sale...........    44
Plan of Distribution......................    45
Validity of Securities....................    46
Experts...................................    46
Index to Financial Statements.............   F-1

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Article 6 of our Amended and Restated By-Laws, a copy of which is filed as
Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of our officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors or by our stockholders or otherwise as provided in Section 6.4 of Article 6 of the By-Laws, that: (i) they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests; (ii) in any action, suit, or proceeding by or in the right of us, they were not, and have not been adjudicated to have been liable to us; and (iii) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 6.3 of Article 6 of the By-Laws provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses actually and reasonably incurred in connection therewith. At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and we do not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Under Section 145 of the Delaware Law and Section 6.7 of the By-Laws, we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or who, while serving in such capacity, is or was at our request, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145 or the By-Laws. We have purchased a liability policy to indemnify our officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of our Second Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3(a), eliminates personal liability of our directors and our stockholders for monetary damages for breach of fiduciary as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

     The underwriting agreement for our initial public offering (a form of which was filed as Exhibit 1 to our initial public offering Registration Statement) provides for indemnification of the Registrant's directors and officers in certain circumstances. The indemnification provided for by the underwriters for our initial public offering is limited to matters arising in connection with this Registration Statement. Reference is made to paragraph eight of this underwriting agreement for information concerning indemnification undertaken among us and the underwriters.

     The above discussion of our Certificate of Incorporation and By-Laws and of
Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statutes.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

     See Exhibit Index.

     (b) Financial Statement Schedules

     Not applicable.

Item 22. Undertakings

     The undersigned registrant hereby undertakes as follows:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (3) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) Every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any lability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by the first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wakefield, Commonwealth of Massachusetts, on the 9th day of May, 2002.

                            American Dental Partners, Inc.


                            By:          /s/ Gregory A. Serrao
                                ------------------------------------------------
                                             Gregory A. Serrao
                                 Chairman, President and Chief Executive Officer

     Pursuant to the requirement of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

         Signature                   Capacity In Which Signed                Date
         ---------                   ------------------------                ----


   /s/ Gregory A. Serrao      Chairman, President and Chief               May 9, 2002
   ---------------------         Executive Officer and Director
     Gregory A. Serrao           (principal executive officer)


     /s/ Breht T. Feigh       Vice President - Chief Financial Officer    May 9, 2002
     ------------------          and Treasurer (principal financial and
      Breht T. Feigh             accounting officer)


/s/ Dr. Gregory T. Swenson*   Director                                    May 9, 2002
---------------------------
  Dr. Gregory T. Swenson


   /s/ Martin J. Mannion*     Director                                    May 9, 2002
   ----------------------
     Martin J. Mannion


     /s/ James T. Kelly*      Director                                    May 9, 2002
     -------------------
      James T. Kelly


   /s/ Derril W. Reeves*      Director                                    May 9, 2002
   ---------------------
     Derril W. Reeves

* The undersigned, Gregory A. Serrao, by signing his name hereto, does hereby execute this Post-Effective Amendment No. 6 to the Registration Statement on his own behalf personally and on behalf of each of the above-named directors of the Registrant pursuant to the Powers of Attorney executed by such directors and filed with the Securities and Exchange Commission as exhibits to the Registration Statement.


/s/ Gregory A. Serrao
-----------------------
   Gregory A. Serrao

                                  EXHIBIT INDEX

Exhibit
Number                                               Exhibit Description
-------                                              -------------------
        +3(a)  Second Amended and Restated Certificate of Incorporation of American Dental Partners, Inc.

        +3(b)  Amended and Restated By-laws of American Dental Partners, Inc.

        +4(a)  Form of Stock Certificate.

       **4(b)  Form of Subordinated Promissory Note and Form of Subordination Agreement.

       **5     Opinion of Baker & Hostetler LLP.

       +10(a)  Registration Rights Agreement dated January 8, 1996, among American Dental Partners, Inc.,
               Summit Venture IV, L.P., Summit Investors III, L.P., Gregory A. Serrao, and others, as amended by
               Amendment to Registration Rights Agreement dated November 1, 1996.

(alpha)o10(b)  American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan, as amended by
               Amendments No. 1, No. 2, No. 3 and No. 4.

      +o10(c)  American Dental Partners, Inc. 1996 Time Accelerated Stock Option Plan, as amended by Amendment No.1.

(alpha)o10(d)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate Stock Option Plan, as amended by
               Amendments No. 1, No. 2 and No. 3.

(alpha)o10(e)  American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan, as amended by
               Amendments No. 1, No. 2, No. 3 and No. 4.

      xo10(f)  American Dental Partners, Inc. 1999 Restricted Stock Plan.

     xxo10(g)  Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001, between
               American Dental Partners, Inc. and Gregory A. Serrao.

      #o10(i)  Amended and Restated Employment and Noncompetition Agreement dated May 15, 2001 between PDHC, Ltd.
               and Gregory T. Swenson, D.D.S.

       +10(j)  Registration Rights Agreement dated November 11, 1996, among American Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).

       &10(o)  Amended and Restated Service Agreement dated January 1, 1999, between PDHC, Ltd. and PDG, P.A.

(upsilon)10(q) Second Amended and Restated Revolving Credit Agreement dated July 31, 2000, among American Dental
               Partners, Inc., the Lenders Party Thereto and Fleet National Bank as Agent and Sovereign Bank as
               Documentation Agent.

Exhibit
Number                                               Exhibit Description
-------                                              -------------------
        +10(t) Registration Rights Agreement dated October 1, 1997, among American Dental Partners, Inc. and Karl
               H. Biewald, D.D.S. and Terri M. Lawler.

       &o10(u) Employment and Noncompetition Agreement dated January 1, 1999, between American Dental Partners,
               Inc. and Joseph V. Errante, D.D.S.

        @10(v) Amendment No. 5 to American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan.

        @10(w) Amendment No. 1 to American Dental Partners, Inc. Amended and Restated 1999 Restricted Stock Plan.

     xxx 10(x) First Amendment to Amended and Restated Service Agreement dated January 1, 2001, between PDHC, Ltd.
               and PDG, P.A.

        *12    Computation of Ratio of Earnings to Fixed Charges.

      xxx21    Subsidiaries of American Dental Partners, Inc.

        *23(a) Consent of KPMG LLP.

       **23(b) Consent of Baker & Hostetler LLP.

       **24    Powers of Attorney for Gregory T. Swenson, D.D.S., Martin J. Mannion, James T. Kelly and Derril W.
               Reeves.

----------
*         Filed herewith.
** Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-56941) and incorporated herein by reference.
+ Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-39981) and incorporated herein by reference.
& Previously filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 1999 and incorporated herein by reference.
x Previously filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 1999 and incorporated herein by reference.
o         Management contracts or compensatory plans or arrangements.
(alpha) Previously filed as an Exhibit to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2000 and incorporated herein by reference.
(upsilon) Previously filed as Exhibit 10(q) to the Company's Quarterly Report on
          Form 10-Q filed with the Securities and Exchange Commission on August 9, 2000 and incorporated herein by reference.
xx Previously filed as an exhibit to the Company's Annual Report on form 10-K filed with the Securities and Exchange Commission on March 23, 2001 incorporated herein by reference.
# Previously filed as an Exhibit to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2001 and incorporated herein by reference.
@ Previously filed as an Exhibit to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.
xxx Previously filed as an exhibit to the Company's Annual Report on form 10-K filed with the Securities and Exchange Commission on March 27, 2002 incorporated herein by reference.